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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE AES CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS OF THE AES CORPORATION
TO BE HELD ON THURSDAY, APRIL 23, 2009

March 2, 2009

TO THE HOLDERS OF COMMON STOCK OF THE AES CORPORATION:

The 2009 Annual Meeting of Stockholders of The AES Corporation will be held on Thursday, April 23, 2009, at 9:30 a.m. in the Rotunda Conference Room on the 9th floor of the Company's corporate offices located at 4300 Wilson Boulevard, Arlington, Virginia. Doors to the Annual Meeting will open at 8:30 a.m.

At the Annual Meeting, Stockholders will vote on the following matters:

  1.
  The election of eleven members to the Board of Directors;

  2.
  The ratification of Ernst & Young LLP ("E&Y") as the independent auditors of the Company for the year 2009; and

  3.
  Such other business as may properly come before the Annual Meeting.

Stockholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, APRIL 23, 2009:

The Proxy Statement, Annual Report on Form 10-K and related proxy materials are available at www.edocumentview.com/aes.

Brian A. Miller Executive Vice President, General Counsel and Corporate Secretary

EACH STOCKHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. A PREPAID ENVELOPE IS ENCLOSED FOR RETURNING PROXY CARDS. ALTERNATIVELY, STOCKHOLDERS MAY VOTE BY TELEPHONE OR VIA THE INTERNET (SEE DIRECTIONS ON THE ENCLOSED PROXY CARD). ANY STOCKHOLDER SUBMITTING A PROXY CARD HAS THE POWER TO REVOKE THE VOTE SET FORTH IN SUCH PROXY CARD AT ANY TIME PRIOR TO THE SUBMISSION OF VOTES AT THE ANNUAL MEETING. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON. TO ENSURE THAT YOUR VOTE WILL BE COUNTED, PLEASE CAST YOUR VOTE BEFORE MIDNIGHT (EDT) ON APRIL 22, 2009.

PROXY STATEMENT

March 2, 2009

The accompanying Proxy is solicited by the Board of Directors (the "Board") of The AES Corporation (the "Company" or "AES"). The Proxy is solicited for use at the 2009 Annual Meeting of Stockholders of the Company.

The Annual Meeting will commence at 9:30 a.m. on Thursday, April 23, 2009. The Annual Meeting will be held in the 9th floor Rotunda Conference Room of the Company's corporate offices located at 4300 Wilson Boulevard, Arlington, Virginia 22203. Any adjournment of the Annual Meeting will be held at the same address. Directions to the Annual Meeting are located on page 69 of this Proxy Statement.

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting as well as other information that may be useful to you. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is also enclosed with this Proxy Statement.

This Proxy Statement and accompanying Proxy Card are first being sent to Stockholders on or about March 23, 2009.

At the close of business on February 24, 2009, there were 666,216,009 shares of common stock outstanding. Each share of common stock is entitled to one vote.

Questions And Answers Regarding The Proxy Statement And Annual Meeting

WHAT IS THE RECORD DATE?

The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the Annual Meeting. Such owners of record are also entitled to vote at the Annual Meeting and any adjournments of the Annual Meeting. Each share of common stock is entitled to one vote. The record date for the Annual Meeting is March 6, 2009.

HOW DOES A STOCKHOLDER SUBMIT A VOTE ON A PROPOSAL?

A Stockholder may vote by marking, signing, dating and returning the enclosed Proxy Card in the enclosed prepaid envelope. Alternatively, a Stockholder may vote by telephone, via the Internet, or in person by attending the Annual Meeting. Only Stockholders registered on the books of our transfer agent may vote in person at the Annual Meeting. Instructions on how to vote by phone or via the Internet are set forth on the enclosed Proxy Card. If a Stockholder owns shares through a broker or other intermediary, voting instructions are set forth on the enclosed voting instruction card.

If a Proxy is properly executed, the shares it represents will be voted at the Annual Meeting in accordance with the instructions noted on the Proxy. If no instructions are specified in the Proxy with respect to the matters to be acted upon, the shares represented by the Proxy will be voted in accordance with the recommendations of the Board. The recommendations of the Board regarding the matters to be acted upon at the Annual Meeting are set forth in this Proxy Statement. Each share of common stock is entitled to one vote on each proposal contained herein. Election of Directors at all meetings of the Stockholders at which Directors are to be elected shall be by ballot and the affirmative vote of a majority of the votes cast is required for the election of Directors. Except as otherwise provided by law or AES's Sixth Restated Certificate of Incorporation or Amended and Restated Bylaws, the affirmative vote of a majority of the shares of common stock present in person or represented by Proxy at the meeting and entitled to vote on the matter is required for approval. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients' behalf on "non-routine" proposals, although they may vote their clients' shares on the election of Directors and the ratification of E&Y as the independent registered public accounting firm. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

WHAT CONSTITUTES A QUORUM?

Under our Bylaws, a quorum is a majority of the outstanding shares of our common stock entitled to vote. The number of outstanding shares of common stock entitled to vote at the Annual Meeting is determined as of the record date. Abstentions and broker non-votes are counted in determining whether a quorum is present for the Annual Meeting. A copy of the Bylaws is available on our website (www.aes.com).

MAY A STOCKHOLDER CHANGE A VOTE?

Stockholders are entitled to revoke their proxies at any time before their shares are voted at the Annual Meeting. To revoke a Proxy, a Stockholder must file a written notice of revocation with the Company, or deliver a duly executed Proxy bearing a later date than the original submitted Proxy, or attend the Annual Meeting and vote in person. Attendance at the Annual Meeting will not by itself revoke your Proxy. If you hold shares in street name you must contact your broker, bank or other nominee to change your vote or obtain a Proxy to vote your shares if you wish to cast your vote in person at the meeting.

ARE VOTING RECORDS CONFIDENTIAL?

We require vote tabulators and the Inspector of the Election to execute agreements to maintain the confidentiality of voting records. Voting records will remain confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests.

HOW DOES THE COMPANY SOLICIT PROXIES?

The Company will solicit proxies by mail, telephone, or other means of communication. We will bear the cost of the solicitation of proxies. The Company has retained Computershare Trust Co., N.A. and Georgeson Inc. to assist in soliciting proxies from Stockholders and we will pay a fee estimated at $12,000, plus expenses, for such services. In addition, solicitation may be made by our Directors, Officers, and other employees. We reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the Financial Industry Regulatory Authority for reasonable expenses incurred by them in forwarding materials to the beneficial owners of our common stock.

PROPOSAL 1: ELECTION OF DIRECTORS

In 2008, the Board, consisting of nine (9) members as of December 31, 2008, convened eighteen times, including twelve telephonic meetings. In accordance with the Company's Corporate Governance Guidelines, non-management Directors meet in executive session after each in-person meeting of the Board. Non-management Directors met six (6) times in 2008 with Mr. Odeen presiding as Lead Independent Director. All Directors attended at least 80% of all meetings of the Board and Committees on which they serve, during the period in which each Director served. Board members are expected to attend all meetings of the Board and meetings of the Board Committees on which they serve. Messrs. Hanrahan, Koskinen, Lader, Odeen and Sandstrom and Drs. Johnson and Moose attended the 2008 Annual Meeting of Stockholders on April 24, 2008.

The Board submits the names of the eleven persons ("Nominees") identified and discussed in the paragraphs below for election to the Board of the Company.

Only one of the Nominees, Paul Hanrahan, is also an employee of the Company. The Board has determined that each of the Nominees, except Mr. Hanrahan, meets the independence requirements of the New York Stock Exchange ("NYSE") rules. In addition, the members of our Financial Audit Committee (the "Audit Committee") also meet the independence standards for audit committee members adopted by the Securities and Exchange Commission (the "SEC"). In making this determination, the Board considers not only the criteria for independence set forth in the listing standards of the NYSE but also any other relevant facts and circumstances that come to the Board's attention, after inquiry, relating to transactions, relationships or arrangements between a Director or a Nominee or any member of their immediate family (or any entity of which a Director or Nominee or an immediate family member is an Executive Officer, general partner or significant equity holder) and AES or any of its subsidiaries or affiliates that might signal potential conflicts of interest, or that might bear on the materiality of a Director's or a Nominee's relationship to AES or any of its subsidiaries. The Board considers the issue not merely from the standpoint of the Director or Nominee, but also from that of the persons or organizations with which the Director or Nominee is affiliated. A Nominee will be elected to serve as a Director if a majority of the votes of the shares of common stock present in person or represented by Proxy at the Annual Meeting, at which a quorum is present, are voted in favor of the Nominee. Under our Corporate Governance Guidelines, Directors are elected to hold office for a term of one year or until their respective successors, if any, have been elected and qualified.

Samuel W. Bodman, III, age 70, is being nominated for election to the Board of Directors. He was recommended by a non-management Director. Mr. Bodman is the former Secretary of Energy, serving in such capacity from February 2005 to January 2009. Previously, Mr. Bodman served as Deputy Secretary of the Treasury beginning in February 2004 and as the Deputy Secretary of the Department of Commerce beginning in 2001. He is a financier and executive by trade, with three decades of experience in the private sector, including former service at Fidelity Investments as President and COO and Cabot Corporation as Chairman, CEO and Director. Mr. Bodman received his BS in chemical engineering from Cornell University and ScD from Massachusetts Institute of Technology.

Paul Hanrahan, age 51, has been a Director of AES since June 2002. At that time, he was also appointed President and Chief Executive Officer of the Company. Prior to assuming his current position, Mr. Hanrahan was the Chief Operating Officer and Executive Vice President of AES where he was responsible for managing all aspects of business development activities and the operation of multiple electric utilities and generation facilities in

Europe, Asia and Latin America. In addition, Mr. Hanrahan was previously the President and Chief Executive Officer of AES China Generating Co. Ltd., a public company formerly listed on NASDAQ. Mr. Hanrahan has also managed other AES businesses in the United States, Europe and Asia. In March 2006, he was elected to the board of directors of Corn Products International, Inc. Prior to joining AES in 1986, Mr. Hanrahan served as a line officer on a fast attack nuclear submarine, USS Parche (SSN-683). Mr. Hanrahan is a graduate of Harvard Business School and the U.S. Naval Academy. He chairs the Finance and Investment Committee of the Board.

Kristina M. Johnson, age 51, has been a Director of AES since April 2004. Dr. Johnson has been Provost and Senior Vice President for Academic Affairs at Johns Hopkins University since September 2007. Previously, she served as the Chief Academic and Administrative Officer of the Edmund T. Pratt, Jr., School of Engineering at Duke University ("Duke"), joining Duke in July 1999. Prior to joining Duke, Dr. Johnson served on the faculty at the University of Colorado at Boulder, from 1985-1999 as a Professor of Electrical and Computer Engineering, and as a co-founder and Director (1993-1997) of the National Science Foundation Engineering Research Center for Optoelectronic Computing Systems Center. Dr. Johnson received her BS with distinction, MS and PhD from Stanford University in Electrical Engineering. She is an expert in liquid crystal electro-optics and has over forty patents or patents pending in this field. Dr. Johnson currently serves on the Boards of Directors of Minerals Technologies, Inc., Boston Scientific, and Nortel Networks. Dr. Johnson serves on the Compensation Committee of the Board.

Tarun Khanna, age 42, is being nominated for election to the Board of Directors. He was recommended by a non-management Director. Dr. Khanna is the Jorge Paulo Lemann Professor at the Harvard Business School, joining the faculty in 1993. He received his BSE from Princeton University and PhD from Harvard University. Dr. Khanna's scholarly work has been published in a range of economics, management and foreign policy journals and he recently published "Billions of Entrepreneurs," a book focusing on the drivers of entrepreneurship in China and India. He was appointed a Young Global Leader (under 40) by the World Economic Forum in 2007. Dr. Khanna serves on the Boards of Directors of SKF Microfinance, GVK Bio Sciences, and TVS Logistics.

John A. Koskinen, age 69, has been a Director of AES since April 2004. Mr. Koskinen was President of the United States Soccer Foundation until June 2008. Previously, Mr. Koskinen served as Deputy Mayor and City Administrator for the District of Columbia from 2000 to 2003. From 2001 to 2004, Mr. Koskinen served as a Director of the U.S. Soccer Foundation and served on the Foundation's audit committee. Prior to his election as Deputy Mayor, he occupied several positions with the U.S. Government, including service from 1994 through 1997 as Deputy Director for Management, Office of Management and Budget. From 1998 to 2000, he served as Assistant to the President (President Clinton) and chaired the President's Council on Year 2000 Conversion. Prior to his most recent service with the U.S. Government, in 1973, Mr. Koskinen joined the Palmieri Company, which specialized in turnaround management, as Vice President and later served as President and Chief Executive Officer from 1979 through 1993. Mr. Koskinen graduated with a JD, cum laude, from Yale University School of Law and a BA, magna cum laude, in physics from Duke University where he was a member of Phi Beta Kappa. Mr. Koskinen currently serves as non-Executive Chairman of the Board of Directors of Freddie Mac and on the Board of Directors of American Capital Strategies. Mr. Koskinen serves on the Financial Audit Committee, Finance and Investment Committee and Compensation Committee of the Board.

Philip Lader, age 63, has been a Director of AES since April 2001. The former U.S. Ambassador to the Court of St. James's, he is Chairman of WPP plc, the global advertising and communications services company which includes J. Walter Thompson, Young & Rubicam, and Ogilvy & Mather. A lawyer, Mr. Lader is also a Senior Advisor to Morgan Stanley, a Director of United Company Lloyd's of London, WPP plc, UC RUSAL and

Marathon Oil Corporations, Songbird Estates (Canary Wharf) plc, a trustee of the RAND Corporation and the Smithsonian Museum of American History and the Salzburg Global Seminar. Formerly White House Deputy Chief of Staff, Assistant to the President, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration during the Clinton Administration, Mr. Lader also was President of Sea Pines Company, Executive Vice President of the U.S. holdings of the late Sir James Goldsmith, and president of universities in South Carolina and Australia. He was educated at Duke University (BA, Phi Beta Kappa, 1966), the University of Michigan (MA, 1967), Oxford University, and Harvard Law School (JD, 1972). Mr. Lader chairs the Nominating, Governance and Corporate Responsibility Committee of the Board.

Sandra O. Moose, age 67, has been a Director of AES since April 2004. Dr. Moose is President of Strategic Advisory Services and previously was a Senior Vice President of The Boston Consulting Group ("BCG"). Dr. Moose joined BCG in 1968, was a Director since 1975, and a Senior Vice President through 2003. She managed BCG's New York Office from 1988-1998 and was appointed Chair of the East Coast. Dr. Moose received her PhD and MA in economics from Harvard University and BA summa cum laude in economics from Wheaton College. Dr. Moose serves on the Boards of Directors of Verizon Communications, Rohm and Haas Company, the Alfred P. Sloan Foundation and the Natixis Advisor Funds and Loomis Sayles Funds where she is Chairperson of the Board of Trustees. Dr. Moose serves on the Nominating, Governance and Corporate Responsibility Committee and the Finance and Investment Committee of the Board.

John B. Morse, Jr., age 62, has been a Director of AES since December 2008. He was recommended by a non-management Director and elected by the full Board of Directors at that time. Mr. Morse is the retired (December 2008) Senior Vice President, Finance and Chief Financial Officer of The Washington Post Company (the "Post"). Prior to joining the Post, Mr. Morse was a partner at Price Waterhouse (now PricewaterhouseCoopers), where he worked with publishing/media companies and multilateral lending institutions for more than 17 years. Mr. Morse holds degrees from the University of Virginia (BA — History) and the Wharton School of Finance at the University of Pennsylvania (MBA — Industrial Relations and Accounting). Mr. Morse is a director and Chairman of the Audit Committee of Host Hotels & Resorts Corporation, and a Director of Home Shopping Network, where he is a member of the Audit Committee and Chairman of the Compensation and Human Resources Committee. He also serves as the President of the College Foundation of the University of Virginia. Mr. Morse serves on the Financial Audit Committee of the Board.

Philip A. Odeen, age 73, has been a Director of AES since May 1, 2003 and has served as Chairman of the Board and Lead Independent Director since January 2008. As of December 31, 2007, Mr. Odeen assumed the Non-Executive Chairmanship for Convergys Corporation. He is also a member of the Board of Directors of Booz, Allen, and Hamilton. From October 2006 to October 2007, Mr. Odeen served as Non-Executive Chairman for Avaya. He served as Non-Executive Chairman for Reynolds and Reynolds Company from July 2004 until October 2006. Mr. Odeen retired as Chairman/CEO of TRW Inc. in December 2002. Prior to joining TRW in 1997, Mr. Odeen was President and Chief Executive Officer of BDM, which TRW acquired in 1997. From 1978 to 1992, Mr. Odeen was a Senior Consulting Partner with Coopers & Lybrand and served as Vice Chairman, management consulting services, from 1991 to 1992. From 1972 to 1978, he was Vice President of the Wilson Sporting Goods Company. Mr. Odeen has served in senior positions with the Office of the Secretary of Defense and the National Security Council staff. Mr. Odeen graduated Phi Beta Kappa with a BA in government from the University of South Dakota. He was a Fulbright Scholar to the United Kingdom and earned a master's degree from the University of Wisconsin. Mr. Odeen chairs the Compensation Committee and also serves on the Finance and Investment Committee of the Board.

Charles O. Rossotti, age 68, has been a Director of AES since March 2003. Mr. Rossotti is a Senior Advisor with the Carlyle Group, one of the world's largest private equity firms. From November 1997 until November 2002, Mr. Rossotti was the Commissioner of Internal Revenue at the United States Internal Revenue Service ("IRS"). Prior to joining the IRS, Mr. Rossotti was a founder of American Management Systems, Inc., where he held the position of President from 1970-1989, Chief Executive Officer from 1981 to 1993 and Chairman from 1989 to 1997. From 1965 to 1969, he held various positions in the Office of Systems Analysis within the Office of the Secretary of Defense. Mr. Rossotti graduated magna cum laude from Georgetown University and received an MBA with high distinction from Harvard Business School. Mr. Rossotti serves on the Boards of Directors of Compusearch Systems, Inc., Booz, Allen, and Hamilton, Apollo Global, and Bank of America. Mr. Rossotti chairs the Financial Audit Committee of the Board.

Sven Sandstrom, age 67, has been a Director of AES since October 2002. He is a former Managing Director of the World Bank where he served for 30 years, retiring in 2001. Since 2001, Mr Sandstrom has been a director and adviser at private corporations and public institutions in Europe, Africa, Asia and USA, including the European Commission, the African Development Bank and the International Union for the Conservation of Nature. He currently chairs funding negotiations for the Global Fund to Fight AIDS, TB and Malaria and serves as an adviser to Hand in Hand, a development organization in India. Mr Sandstrom graduated from the Royal Institute of Technology in Stockholm (Dr.Sc. in civil engineering), Stockholm School of Economics (M.B.A.), and the University of Stockholm (B.A.). From 1969 to 1972, he worked as Research Associate at Massachusetts Institute of Technology and Harvard Business School. He serves on the Financial Audit Committee and the Nominating, Governance and Corporate Responsibility Committee of the Board.

THE BOARD RECOMMENDS A VOTE FOR THE
ELECTION OF THE ELEVEN DIRECTORS DISCUSSED ABOVE AND LISTED ON
THE PROXY CARD

THE COMMITTEES OF THE BOARD

In 2008, the Board maintained four standing Committees: the Compensation Committee, Finance and Investment Committee, Audit Committee, and the Nominating, Governance and Corporate Responsibility Committee. The Board has determined that each of the members of the Compensation Committee, Audit Committee, and Nominating, Governance and Corporate Responsibility Committee meets the standards of "independence" established by the NYSE. The Board has determined that each of the members of the Audit Committee also meet the independence standards for audit committee members adopted by the SEC. A description of each Board Committee is set forth below.

STANDING COMMITTEES:

Compensation Committee

The members of the Compensation Committee are Kristina M. Johnson, John A. Koskinen, and Philip A. Odeen (Chairman). For information regarding our Compensation Committee's processes and procedures for determining Executive compensation, see "Information About our Compensation Committee" beginning on page 28 of this Proxy Statement. The Compensation Committee operates under the Charter of the Compensation Committee adopted and approved by the Board. The Compensation Committee may form subcommittees and delegate to such subcommittees such power and authority as the Committee deems appropriate and in compliance with law. A copy of the Compensation Committee's Charter can be obtained from the Company's web site (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. The Compensation Committee met seven (7) times in 2008.

Finance and Investment Committee

The Finance and Investment Committee focuses on the evaluation of strategic plans, potential investments, budgets, proposed equity and/or debt offerings, and is also available to provide advice and assistance to Company management on a more frequent basis than the regularly scheduled meetings of the Board. The members of the Finance and Investment Committee are Paul Hanrahan (Chairman), John A. Koskinen, Sandra O. Moose and Philip A. Odeen. The Finance and Investment Committee operates under the Charter of the Finance and Investment Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company's website (www.aes.com) or by sending a request to the office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. The Finance and Investment Committee met eight (8) times in 2008.

Financial Audit Committee

The Board has a separately designated standing Audit Committee established in accordance with Rule 10A-3 of the Securities Exchange Act of 1934 (as amended, the "Exchange Act") and NYSE Rule 303A.06. The members of the Audit Committee are John A. Koskinen, John B. Morse, Jr., Charles O. Rossotti (Chairman), and Sven Sandstrom. The Audit Committee is responsible for the review and oversight of the Company's performance with respect to its financial responsibilities and the integrity of the Company's accounting and reporting practices. The Audit Committee may delegate its authority to subcommittees when it deems such delegation to be appropriate and in the best interests of the Company. The Audit Committee, on behalf of the Board, also appoints the Company's independent auditors, subject to Stockholder ratification, at the Annual Meeting. The Audit Committee operates under the Charter of the Financial Audit Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company's website (www.aes.com) or by sending a request to the office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Our Board has determined that all members of the Audit Committee are independent within the meaning of the SEC rules. The Board has also determined that each member of the Audit Committee is "financially literate" as required by the NYSE rules and an Audit Committee Financial Expert within the meaning of the SEC rules based on, among other things, the experience of such member described above. The Audit Committee met twelve (12) times in 2008.

Nominating, Governance and Corporate Responsibility Committee

The Nominating, Governance and Corporate Responsibility Committee provides recommendations for potential nominees for election to the Board, establishes compensation for Directors, considers governance and social responsibility issues relating to the Board and the Company and considers the scope of the Company's internal environmental and safety audit programs. The Nominating, Governance and Corporate Responsibility Committee may form subcommittees and delegate to such subcommittees such power and authority as the Committee deems appropriate and in compliance with law. The members of the Nominating, Governance and Corporate Responsibility Committee are Philip Lader (Chairman), Sandra O. Moose and Sven Sandstrom. Nominees for Director are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding the Company's global business environment and willingness to devote adequate time and effort to Board responsibilities so as to enhance the Board's ability to oversee and direct the affairs and business of the Company. In certain instances, a third party may assist in identifying potential nominees. The Nominating, Governance and Corporate Responsibility Committee also considers potential nominations for Director provided by Stockholders and submits any such suggested nominations, when appropriate, to the Board for approval. Stockholder nominees are evaluated using the criteria described above. Stockholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board can do so by writing to the Office of the Corporate Secretary of the Company at 4300 Wilson Boulevard, Arlington, Virginia 22203 and providing the information and following the additional procedures set forth in the Company's Amended and Restated Bylaws, which are more fully described in "Stockholder Proposals and Nominations for Director" set forth on page 65 of this Proxy Statement. The Nominating, Governance and Corporate Responsibility Committee operates under the Charter of the Nominating, Governance and Corporate Responsibility Committee adopted and approved by the Board. A copy of the Charter can be obtained from the Company's website (www.aes.com) or by sending a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. The Nominating, Governance and Corporate Responsibility Committee met five (5) times in 2008.

Director Compensation.    The Nominating, Governance and Corporate Responsibility Committee periodically reviews the level and form of compensation paid to Directors, including the compensation program's underlying principles. Under the Corporate Governance Guidelines, a Director who is also an Officer of AES is not permitted to receive additional compensation for service as a Director. In reviewing and determining the compensation paid to Directors, the Committee considers how such compensation relates and compares to Director compensation of companies of comparable size, which operate in a comparable industry and/or have equivalent complexity. The Committee's review includes looking at both direct and indirect forms of compensation to our Directors, including any charitable contributions made by the Company to organizations with which Directors are affiliated. The Executive Vice President, General Counsel and Corporate Secretary

assists the Nominating, Governance and Corporate Responsibility Committee with its review of our Director compensation program. The General Counsel's office conducts research on other companies' Director compensation practices and provides the Committee with a benchmarking analysis of those practices against the Company's program. Neither the General Counsel nor the Nominating, Governance and Corporate Responsibility Committee retain an independent compensation consultant to assist with recommending or determining Director compensation. Any proposed changes to the Director compensation program are recommended by the Nominating, Governance and Corporate Responsibility Committee to the Board for consideration and approval. For a discussion of 2008 developments relating to our Director compensation program, see "Narrative Disclosure Relating to the Director Compensation Table" on page 55 of this Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2008 was a year of strong accomplishments, as well as certain disappointments for AES. We achieved solid, improved financial results and improved operating performance. As a result, the elements of our compensation systems that measure financial and operational results, paid at or above target. Despite this strong performance, our stock price declined during 2008, down by 61%. This drop paralleled the results of other US Independent Power Producers, especially those with significant merchant power exposure. AES has relatively little merchant power exposure and is very global (79% of our revenues are outside of the US) but our stock was punished nonetheless. As a result, the elements of our compensation system that tie to the stock price were very negatively impacted. The 2006-2008 Performance Stock Unit award did not vest and was forfeited. The 2008 Stock Option award is well under water as are most of the option awards over the past decade. While regrettable, this demonstrates that the AES compensation plan rewards executives for operational accomplishments and penalizes them for equity results that do not benefit our Shareholders.

Executive Compensation Philosophy

The Compensation Committee is responsible for reviewing and approving the design and overseeing the administration of our Executive compensation program (the "Program"). Our Program is designed to achieve the following objectives:

  •
  link the performance of our executives to the achievement of our financial and operational performance, business plans and company objectives;

  •
  align Executive compensation with the interests of our Shareholders;

  •
  attract and retain the most qualified people who are critical to our success; and

  •
  optimize our investment in people, by maintaining compensation arrangements that not only drive performance, but are competitive and enable us to retain our employees, including the most Senior Executives.

To achieve these objectives, the Program relies on the following components of total compensation:

  •
  base salary;

  •
  cash-based, short-term incentives under our Performance Incentive Plan;

  •
  cash-based, medium-term incentives under our 2003 Long-Term Compensation Plan, as amended in 2008 ("LTC Plan") in the form of Performance Units ("PUs"); and

  •
  equity-based, long-term incentives under our LTC Plan in the form of Performance Stock Units ("PSUs") and Stock Options ("Stock Options" or "Options").

The Compensation Committee allocates the components of compensation so that a significant amount of the total compensation of the Named Executive Officers, who have the greatest influence over our performance, is at-risk and performance-based. The Program is also designed to ensure that compensation awards vest in a manner that rewards consistent performance over time and aids in the retention of our key employees.

In 2008, we reviewed our LTC Plan and believe that our Program, as currently structured, is consistent with the objectives of our compensation philosophy. Our philosophy and our Program may evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations.

For 2008, the description of our Program and awards set forth below applies to each of our Named Executives, other than Mr. William Luraschi. Mr. Luraschi left the Company in the second quarter of 2008. In connection with his departure, Mr. Luraschi and the Company entered into a Separation Agreement. For a description of the terms of the Separation Agreement, see "Employment, Severance and Change-in-Control Arrangements" below. His compensation and additional information are presented in the Summary Compensation Table and subsequent tables below.

In addition, Mr. Woodruff is entitled to receive an additional bonus payable in 2009 (for performance in 2008) related to the Company's acquisition and performance of the TEG TEP project in Mexico. This bonus payout has not yet been determined however the target is $250,000 and the payout may range from $0 to $500,000. We anticipate that this bonus will be paid at or above target and will file a Form 8-K following the determination of the bonus payout.

Targeted Compensation

The Program targets overall compensation for each Named Executive Officer within the range of total compensation for executives holding comparable positions with comparable experience and capabilities in a broad set of similarly sized general industry and energy companies from the Towers Perrin US General Industry Executive Compensation Database and Towers Perrin US Energy Services Executive Compensation Databases ("Survey Data").

We also develop an energy company Peer Group each year consisting of similarly sized companies. The companies in the energy Peer Group have executives with backgrounds relevant to our business. The energy Peer Group includes the following companies and is reviewed on an annual basis:

CMS Energy	Entergy	FPL Group	Williams Companies
Calpine Corporation	Edison International	Reliant Resources	Xcel Energy
Duke Energy	Pacific Gas & Electric	Southern Company
Dynegy	NRG Energy

Although the energy Peer Group companies are comparable to us in some ways, our Compensation Committee believes that the global nature of our Company sets it apart from these energy peers whose operations are primarily in the US. In light of this difference, our Compensation Committee uses the Peer Group for context and focuses more on the Survey Data to maintain the competitiveness of our Program. Given the unique position of our Company, the Program and each of its components are specifically tailored to the particular aspects of our business which drive performance in our international and domestic operations.

Process for Determining Compensation

The Compensation Committee determines total compensation in the first quarter of each year based on available data including the Named Executives' performance evaluations. The Compensation Committee reviewed Survey Data at the 25th, 50th and 75th percentiles when making their compensation decisions. As indicated above, proxy statement data for the energy Peer Group companies is provided to the Compensation

Committee for context. Our Named Executives' total compensation including incentive target opportunities fall within the range of the Survey Data.

Although much of this analysis is based upon market data that provides an objective basis to evaluate our compensation policies, some adjustments are made for individual executives based on subjective factors such as our assessment of the external marketplace, the degree of difficulty of a particular assignment, the individual's experience, the tenure of the individual in the role, and the individual's future prospects with the Company.

Additional information regarding the Compensation Committee's processes and procedures in determining Named Executive Officer compensation, including the role of the Chief Executive Officer and other Named Executive Officers, is contained in "Information About our Compensation Committee" on page 28 of this Proxy Statement.

Allocation among Components of Compensation and Pay among our Named Executives

In allocating compensation among various components, an important focus is to incentivize performance. Half of our long term compensation is equity based. This ensures the interests of the executives are aligned with those of our shareholders. If individual and Company performance exceed the pre-established performance measures, it is intended that compensation will be paid above the Named Executive's established incentive targets. Conversely, compensation will be paid below the Named Executive's established incentive targets if individual and Company performance are below the pre-established performance measures. If performance falls below specified thresholds no payments will be made. The types of information used to evaluate performance and the data used to determine competitive compensation levels are the same for our Named Executive Officers as they are for our other Executive Officers. The incentive targets established for our Named Executive Officers are in-line with the market data ranges.

The Program is heavily focused on performance-based compensation rather than fixed compensation such as base salaries or pensions. For the Chief Executive Officer and other Named Executive Officers, the objective is to have long-term and short-term incentive awards represent most of their total compensation. The component mix for the Chief Executive Officer is weighted more heavily on incentive compensation than for other Named Executive Officers, due to his role in setting our strategic direction, and his critical importance in directing and driving our performance and achievement of strategic goals. By weighting his compensation more heavily on incentive compensation, the Compensation Committee intends to directly align his compensation with the achievement/non-achievement of Company performance goals and the returns to our shareholders.

The chart listed below details the Chief Executive Officer's 2008 at-risk compensation elements. As shown, 87% of the total compensation is performance driven and is at-risk.

Base Salary	Incentive Bonus	Performance Units	Performance Stock Units	Stock Options	Total At-Risk
$999,000	$1,756,200	$2,500,000	$1,250,000	$1,250,000	87%

Relative to compensation paid to each of our Named Executives, compensation for our Chief Executive Officer is higher than that of other Named Executive Officers largely based on this position's clear responsibility for the company's strategy and direction as well as its near and long performance. Compensation paid to all other Executive Officers is comparatively consistent. The differences in relative pay between the Chief Executive Officer and the other Named Executives are consistent with the Survey Data.

Compensation for AES Named Executives

Base Salary

The Program targets base salaries for our Named Executive Officers generally at levels reflective of their experience and capabilities. The base salary amounts paid to our Named Executive Officers in 2008 are contained in the "Salary" column of the Summary Compensation Table on page 30 of this Proxy Statement.

Performance Incentive Plan

The Performance Incentive Plan is our short-term annual cash-based incentive program. Its specific objectives are to promote the attainment of our near term business objectives; encourage and reward management teamwork across the Company; and assist in the attraction and retention of employees vital to our success.

The Performance Incentive Plan links annual cash incentive payments to performance based on factors that drive our success — including operational, safety, and financial goals as well as key company-wide strategic initiatives. Other considerations include a Named Executive's leadership skills, the difficulty of his or her assignments, and the importance of retaining the Named Executive Officer. These awards are not guaranteed.

In 2008, the Compensation Committee approved a change to the weighting of the metrics applicable to the Performance Incentive Plan awards in order to place more emphasis upon the achievement of financial metrics, and, in particular, cash-flow. The Compensation Committee also revised and renamed "individual objectives" as "corporate objectives" to place emphasis on achieving company-wide initiatives. As part of the corporate objectives, individual performance is taken into consideration.

If these performance goals are not fully achieved at year end, the annual awards are paid according to the percentage of the goals that were met. Performance goals may also be exceeded, which could make the payment under the annual award higher than the target. In determining the annual award payouts, the Compensation Committee reviews achievements for the year against the targets that were set in the first quarter of the year.

The target annual cash incentive award for each Named Executive Officer is assessed and approved annually and ranges from 100% to 150% percent of base salary, depending on an individual's specific job responsibilities. The award paid in a previous year and any prior related amounts are not factors in determining the current year award. Because the amount of the award actually paid is based on the attainment of Company and individual performance goals, the Performance Incentive Plan payment for a specific Named Executive Officer could range from zero to as much as twice the target payment. For 2008, awards for all plan participants (including the Named Executive Officers) were based on the following performance goals:

2007 Metrics Applicable to Awards		2008 Metrics Applicable to Awards
•	35 percent on meeting cash flow targets;	•	40 percent on meeting cash flow targets;
•	20 percent on meeting performance improvement and cost reduction targets;	•	20 percent on meeting performance improvement;
•	35 percent on achieving individual objectives; and	•	30 percent on achieving corporate objectives; and
•	10 percent on safety performance.	•	10 percent on safety performance.

2008 Performance Incentive Plan Award Targets and Assessment of Company Performance Relative to Targets

Early in 2008, the Compensation Committee approved cash flow targets, which account for 40 percent of the Award, to be measured using three metrics: EBITDA minus Maintenance Capital Expenditures, Free Cash Flow and Subsidiary Distributions. To determine these metrics, our Compensation Committee reviewed information provided by Management for the annual business plan, historical Company performance relative to these metrics, and known challenges and uncertainties at the time. After this review, Management and the Compensation Committee set the targets at levels that they viewed had a less than fifty percent probability of being met. With respect to the EBITDA minus Maintenance Capital Expenditures, Free Cash Flow and Subsidiary Distribution metrics, the 2008 target goals were between $3.4B and $3.6B; between $1.3B and $1.6B; and between $1.0B and $1.1B, respectively.

EBITDA (Earnings Before Interest, Taxes, Debt and Amortization) is calculated as Gross Margin plus Depreciation & Amortization less General & Administrative Expenses, with Gross Margin adjusted to exclude mark-to-market amounts related to FAS 133 derivative transactions, each of which are set forth in the Company's financial statements and the related footnotes disclosed in its Form 10-K for the year ended December 31, 2008 and, in the case of FAS 133 transactions, as further described in Exhibit 99.1 to the Company's Form 8-K dated February 27, 2008.

Free Cash Flow is defined as Net Cash Provided by Operating Activities less Maintenance Capital Expenditures (including Environmental Capital Expenditures), as disclosed and reconciled in Exhibit 99.1 to the Company's Form 8-K dated February 27, 2008.

Subsidiary Distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which is determined in accordance with GAAP. Subsidiary Distributions are important to AES because AES is a holding company that does not derive any significant direct revenues from its own activities, but instead relies on its subsidiaries' business activities and the resultant distributions to fund its debt service, investment and other cash needs. The reconciliation of the difference between Subsidiary Distributions and Net Cash provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches AES and related holding companies.

The performance improvement goal, which accounts for 20 percent of the Award, was based on the overall performance of our businesses by looking at critical operating metrics such as Equivalent Forced Outage Rates (EFOR), Net Capacity Factor (NCF), Equivalent Availability Factor (EAF) and non-technical losses, and how these metrics improved both year-over-year and against established targets for the year. The safety performance target, which accounts for 10 percent of the Award, was based on remediating audit findings on schedule and improving our overall safety performance relative to historical performance and US averages in areas such as Lost Time Incidents, severity of accidents and increased number of safety walks. To determine the metrics, our Compensation Committee considered historical performance and the improvement targets set for 2008. After this review, the Compensation Committee viewed the targets as challenging but attainable.

The corporate performance goal, which accounts for 30 percent of the Award, was based on the achievement of targets considered to be of strategic importance to the Company. These goals included items such as remediation of financial material weaknesses, refinancing activities, portfolio management and growth objectives, and individual achievements which are further detailed below. The Compensation Committee viewed the targets to be challenging but achievable.

Corporate Objectives and Assessment of 2008 Performance Relative to Objectives

Generally, the Company exceeded the annual incentive targets set in early 2008, which is reflected in the annual incentive payments awarded to certain Named Executives. The Committee determined individual compensation awards based on overall Company performance and the performance of each Named Executive, whose achievements and contributions are described in further detail below.

Paul Hanrahan, President and Chief Executive Officer

The Compensation Committee assessed the personal performance of Mr. Hanrahan relative to his 2008 objectives, and in particular gave consideration to (i) the actions he took to strengthen the financial position and preserve the Company's liquidity as the credit markets began to deteriorate; (ii) the advancement of key growth initiatives coupled with the curtailment of projects that did not meet the risk-return profile; and (iii) AES' financial and operational performance relative to the goals set for 2008. Highlights of Mr. Hanrahan's performance are summarized below.

Under his direction, AES took proactive measures in the last year to strengthen our financial position, which helped protect the Company's liquidity before the credit markets deteriorated into a global crisis. The Company refinanced $625M of corporate debt over 12 years at more attractive rates, paid down $360M of its outstanding non-recourse debt and amended many of the restrictive covenants contained in its debt agreements, which provides significant additional financial flexibility. In the fourth quarter, Mr. Hanrahan made preservation of liquidity a priority, and as a result of measures taken, the parent Company's liquidity improved from $1.145B as of September 30, 2008 to $1.390B as of December 31, 2008.

Mr. Hanrahan drove new growth initiatives in our core power, renewables and climate solutions business lines with investments totaling $2.4B in 2008. In our core business line, AES closed financing for the Angamos project in Chile and acquired the Masinloc plant in the Philippines. In renewables, AES launched a joint venture with Riverstone Holdings LLC to develop a global platform of utility-scale solar photovoltaic (PV) projects, and closed financing for and completed construction of several projects in Spain. The Company also expanded wind operations in the United States and obtained financing for wind farms in Bulgaria and Scotland. AES began testing new energy storage systems that provide both grid stabilization services and improve the capacity, responsiveness and efficiency of power plants. The Committee also considered Mr. Hanrahan's decision to prune its pipeline of development projects that did not meet our new risk-return profile as the financial crisis unfolded. In portfolio management, the Company completed the sale of certain businesses in Kazakhstan for $1.1B and of 9.55% of our outstanding shares in Gener, our business in Chile, for $175M.

The Company continued to improve our financial reporting, made significant progress in implementation of a corporate-wide SAP system and successfully remediated all of the Company's previously disclosed material weaknesses.

Andres Gluski, Executive Vice President and Chief Operating Officer

The Compensation Committee assessed the personal performance of Mr. Gluski relative to his 2008 objectives. In determining the incentive awards the Compensation Committee gave consideration to (i) the $1.1B received in the Kazakhstan asset sale; (ii) actions Mr. Gluski took to improve operating performance and reduce operating costs; and (iii) the advancement of new construction projects and securing a significant amount of non-recourse financing. Highlights of Mr. Gluski's performance are summarized below.

Mr. Gluski played the leadership role in our operations and portfolio management in 2008. Among portfolio management initiatives, he led the sale of the Ekibastuz power plant and the Maikuben coal mine in Kazakhstan for $1.1B, plus additional consideration of up to $400M under earn-out provisions, management fees and a capital expenditures program bonus, Mr. Gluski also led the sale of a 9.55% stake of Gener in Chile for $175M.

Mr. Gluski also drove efforts to optimize our businesses' performance across all of our core power and wind businesses in all geographies. As a result, the Company reduced its same fleet forced outage rate at its generation businesses and improved customer satisfaction, as measured by third party surveys, in all but one of its distribution businesses. Nonetheless the Masinloc plant in the Philippines, which was acquired in 2008 fell short of its expected operational targets and offset some of the operational gains made in the rest of the fleet. In the area of safety, our consolidated reported accident rate improved by 50% versus the prior year performance, but certain other safety metrics declined. During the year, AES successfully rolled out its Enterprise Resource Planning (ERP) and Customer Care System (CCS) SAP IT platform to many of its largest businesses. By year's end, about 60% of our revenues and 6.3 million of our distribution customers were managed on the new platforms. Mr. Gluski also took decisive action to limit discretionary spending and reduce operating costs in a number of areas starting in the mid-year which helped preserve the Company's liquidity position in the fourth quarter of 2008 at the peak of the credit crisis. He continued to improve the Company's operating efficiency by streamlining his organization and expanding the continuous improvement and global sourcing programs.

During 2008, AES also secured over $2.0B in new non-recourse financing to support construction projects, and acquisitions, with over $1.4B of that in the second half of the year. Under Mr. Gluski's management, the Company advanced the construction of more than 3,000 MW of thermal, hydro and wind power including starting construction on more than 1,000 MW of new projects.

Victoria Harker, Executive Vice President and Chief Financial Officer

The Compensation Committee assessed the personal performance of Ms. Harker relative to her 2008 objectives. In determining the incentive awards, the Compensation Committee gave consideration to (i) her financial leadership during the global economic crisis; (ii) the strengthening of financial processes and controls across our operations; and (iii) the implementation of tax and hedging strategies. Highlights of Ms. Harker's performance are summarized below.

The Committee considered Ms. Harker's actions to protect the Company's liquidity which included the reduction of $360M of outstanding recourse debt and refinancing of other recourse debt. The Company also completed a $400M IPALCO bond offering and a consent solicitation which removed many of the restrictive covenants contained in IPALCO's debt covenants. In addition, as the credit markets deteriorated dramatically in the fourth quarter of 2008, Ms. Harker helped execute the Company's plan to improve liquidity, leading to a 21% increase during the three months ended December 31, 2008.

The Committee also considered Ms. Harker's continued efforts to strengthen the Company's financial reporting processes and controls. Under Ms. Harker's leadership, AES delivered timely financial statements for 7 consecutive periods, remediated a total of 10 material weaknesses (including two in 2008), and successfully transitioned to a new external auditor. In addition, Ms. Harker continues to make progress in implementing the reorganization of the Finance team, including the movement of financial operations from over 100 businesses into 12 financial hubs to conduct the Company's financial activities.

The Committee also considered the fact that the Company successfully hedged Brazilian currency to mitigate its earnings exposure. In addition, the Finance team led the Company's tax planning efforts, including its efforts for its TEG-TEP facilities that mitigated the effects of the new Mexican flat tax.

Brian Miller, Executive Vice President, General Counsel and Corporate Secretary

The Compensation Committee assessed the personal performance of Mr. Miller relative to his 2008 objectives. In determining the incentive awards the Compensation Committee gave consideration to (i) the leadership role Mr. Miller played in effectively managing the Company's extremely complex and important global legal issues including dispute resolutions; (ii) significant legal support relating to the Company's growth and portfolio management activities; and (iii) leadership of the Company's corporate governance and compliance initiatives. Highlights of Mr. Miller's performance are summarized below.

Under Mr. Miller's leadership, his team supported the Company's efforts to preserve liquidity by handling all legal matters pertaining to the Company's debt refinancing transactions and associated revisions to the Company's debt covenants. Mr. Miller also made organizational changes consistent with the Company's regional structure by hiring counsel consistent with our regional structure.

In addition, Mr. Miller and his team played a leadership and support role in advancing the Company's growth and portfolio management activities. His team assisted in the formation of a joint venture partnership with Riverstone Holdings LLC to pursue utility-scale solar photovoltaic projects, the sale of a portion of our assets in Kazakhstan and Chile as well as the financial closings for many of the Company's acquisitions and greenfield projects in core power and wind. Mr. Miller has played a continuing leadership role in the solar photovoltaic joint venture which has contributed to the closing and financing of several solar projects in Spain. The Committee also considered the fact that the dispute resolution work of Mr. Miller and his team yielded favorable results for the Company, including resolutions in an ERISA class action, and in disputes regarding user utility tax and an energy agreement performance bonus with an offtaker. In his role as Corporate Secretary, Mr. Miller continued to lead the Company in matters related to corporate governance and also played a key role in the remediation of a material weakness related to Books and Records.

Mr. Miller and his team also led the efforts of the Corporate Government Relations and Independent Review teams. In addition to his other responsibilities, Mr. Miller accepted the role of Acting Chief Ethics and Compliance Officer for the Company in 2008. In this role, Mr. Miller implemented an efficient and cost effective compliance self-assessment process, introduced a Code of Conduct and compliance training platform, and increased the investigation and tracking capabilities of the AES Helpline. Through improvements made to the overall compliance program, and its associated training and communications, the team significantly improved the ability to consolidate and track compliance risks and issues to ensure efficient resolution.

Mark Woodruff, Executive Vice President

The Compensation Committee assessed the personal performance of Mr. Woodruff relative to his 2008 objectives. In determining the incentive awards the Compensation Committee gave consideration to (i) the strong operation performance of the Middle East businesses; and (ii) under-performance of the Masinloc business versus targets. Highlights of Mr. Woodruff's performance are summarized below.

With the direction of Mr. Woodruff, our businesses in the Middle East demonstrated improved year over year performance against key performance indicators. The combined businesses in the Asia and Middle East region exhibited a strong commitment to safety and an exemplary safety record — achieving the lowest accident rate in the Company. In addition, all facilities in the region received OHSAS 18001 and ISO 14001 certifications, and our businesses in India, Pakistan and Sri Lanka were recognized for their performance with safety awards. Under Mr. Woodruff's leadership, the Company successfully began simple cycle operations at our 380 MW greenfield CCGT project in Jordan on schedule.

The successful acquisition of the 600 MW Masinloc plant in the Philippines and its subsequent commencement of operations were tempered by lagging performance improvements at the facility. Overall, the Asia and Middle East Region did not meet its financial targets primarily due to the results of the Masinloc business.

Mr. Woodruff formed an Advisory Board in the Philippines to provide valuable guidance to our business in the country on an ongoing basis which should support improved performance and growth opportunities in the future.

2008 Performance Incentive Plan Payout

The following are the targeted percentages of base salary and actual payout as a percentage of target approved by the Compensation Committee for each Named Executive Officers' 2008 Performance Incentive Plan award:

Named Executive Officer	Target Performance Award as a % of Base Salary	Actual Performance Award as a % of Target
Paul Hanrahan, CEO	150%	117%
Victoria Harker, EVP & CFO	100%	134%
Andres Gluski, EVP & COO	100%	120%
Brian Miller, EVP	100%	138%
Mark Woodruff, EVP	100%	77%

The threshold, target and maximum pay-out levels of the Performance Incentive Plan awards for each Named Executive Officer are shown in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns of the Grants of Plan-Based Awards Table on page 32 of this Proxy Statement. The pay-outs to the Named Executive Officers for 2008 are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 30 of this Proxy Statement.

The Committee determined the final 2008 performance score to be 111.3% with each specific performance target described below:

Metrics	Weight	Final Score
Cash Flow	40%	113.3% out of possible 200%
Performance Improvement	20%	80% out of possible 200%
Safety	10%	80% out of possible 200%
Corporate Objectives	30%	140% out of possible 200%

Long-Term Compensation Plan

The Long-Term Compensation ("LTC") Plan is our long-term incentive program. In 2008, approximately 1,300 AES employees in 24 countries received awards under the LTC Plan, including the Named Executive Officers. The long-term incentive opportunity of each Named Executive Officer is based on a percentage of his or her base salary.

Cash and equity-based awards under the LTC Plan link individual compensation with long-term value creation and our stock performance. During 2008, the following factors were considered in granting long-term compensation award opportunities to the Named Executive Officers: (1) level of equity-based compensation paid to executives holding comparable positions in the Survey Data, (2) individual or personal performance and future prospects with the Company, and (3) Company performance. For 2008, the Program included a mix of long-term compensation awards under the LTC Plan made up of Performance Units (PUs), Performance Stock Units (PSUs) and Stock Options.

The LTC Plan is principally intended to drive attainment of performance results over time and align our Named Executive Officers' interests with Shareholders. PUs are designed to encourage strong financial performance in our business units worldwide by tying compensation to their collective performance in the markets in which we operate. The PSUs and Stock Options are designed to align our Named Executive Officers' interests with those of our Shareholders through equity ownership and to retain our Executives, including our Named Executive Officers, over time with vesting over a three-year period.

It is our policy to grant the LTC Plan awards during the first quarter of each year at the Compensation Committee's first regularly scheduled meeting for the year. We may also grant these awards to an Executive Officer, including Named Executive Officers, at the time he or she is hired or promoted.

2008 LTC Plan Awards

Information regarding the amounts and values of the LTC Plan awards is contained in the Summary Compensation Table and the Grants of Plan-Based Awards Table on pages 30 and 32 of this Proxy Statement.

All 2008 grants to Named Executive Officers under the LTC Plan were allocated as follows:

  •
  50% in the form of Performance Units;

  •
  25% in the form of Performance Stock Units; and

  •
  25% in the form of nonqualified Stock Options.

Performance Units (PUs)

PUs are performance-based awards that vest one third each year if certain conditions are met and that reward efficient generation of cash over a rolling three-year period. They use a cash generation metric ("Cash Value Added" or "CVA") to measure the net cash we generate by increasing revenue, reducing costs and improving productivity, which we consider a significant source of Shareholder value creation, and which directly links compensation to the performance of our business during the measurement period. The payment made, if any, for each PU depends upon the level of the PUs cash generation metric achieved over the three year measurement period.

Since PUs have a three-year performance period, the PUs we granted in 2008 have a measurement period ending in 2010 and, if paid out, will be paid in 2011.

The following table illustrates possible payouts under the PUs granted in 2008 to the Named Executive Officers. If less than 90% of the CVA is achieved for the three-year measurement period, no payments will be made under these PUs. If CVA levels are achieved at the 90% level, each PU has a value of $0.50; if CVA levels are achieved at greater than 90% and less than 100% of the CVA target, or greater than 100% and less than 120% of the CVA target, the PU payout will be determined based on a straight-line interpolation, subject to a maximum value of $2.00 per unit. There is no increase in PU payments above the maximum value per unit if the CVA level is above 120%.

VALUE OF PERFORMANCE UNITS BASED ON 2008 CASH VALUE ADDED TARGET

Name & Principal Position	Below 90% of Performance Target	Equal to 90% of Performance Target	Equal to 100% of Performance Target	Equal or greater than 120% of Performance Target
Paul Hanrahan, CEO	$0	$1,250,000 (2,500,000 × $.50)	$2,500,000 (2,500,000 × $1.00)	$5,000,000 (2,500,000 × $2.00)
Victoria Harker, EVP & CFO	$0	$309,375 (618,750 × $.50)	$618,750 (618,750 × $1.00)	$1,237,500 (618,750 × $2.00)
Andres R. Gluski, EVP & COO	$0	$525,000 (1,050,000 × $.50)	$1,050,000 (1,050,000 × $1.00)	$2,100,000 (1,050,000 × $2.00)
Brian Miller, EVP	$0	$237,500 (475,000 × $.50)	$475,000 (475,000 × $1.00)	$950,000 (475,000 × $2.00)
Mark Woodruff, EVP	$0	$262,500 (525,000 × $.50)	$525,000 (525,000 × $1.00)	$1,050,000 (525,000 × $2.00)

Although the targeted CVA during the specific three-year performance period is determined at the time the PU is granted, pre-established adjustments may be made to the CVA target based on changes to the Company's portfolio, such as an asset divestiture or sale of a portion of equity in a subsidiary. In addition, an outside financial consultant is engaged at the end of each year to assist management and the Compensation Committee in calculating CVA. Because CVA incorporates our cost of capital, we believe disclosing our targets for it would create competitive harm. At the time the Compensation Committee established the 2008 PU awards, the Compensation Committee intended for performance at the target level to be challenging, but attainable. In determining the target level, the Compensation Committee reviewed the annual business plan, the long-term forecast and historical Company performance relative to the target. PUs have been a portion of our Long-Term Compensation Program since 2003. The two previous payouts had an average value of $1.12, which is above the initial value of $1.00.

Payout of PU Awards Granted in 2006

The PUs granted in 2006 reached maturity at the end of 2008 and will be paid to participants in April 2009 based on our performance during the three-year period of 2006-2008. During that period, the Company's performance was below the pre-determined CVA target. Therefore, payout of these units is $.9615 per unit, slightly below the initial value of $1.00 per unit.

The payment of the 2006 PU awards is reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 30 of this Proxy Statement.

Performance Stock Units (PSUs)

A Performance Stock Unit (PSU) represents the right to receive a single share of AES common stock or cash of equivalent fair market value subject to certain vesting and performance conditions. The Compensation Committee retains the right to make the determination to deliver PSUs in AES common stock or the cash equivalent. The Compensation Committee makes this determination on an annual basis prior to delivery. In 2008, the Compensation Committee made a determination to deliver the PSUs granted in 2004 in shares of AES common stock.

Generally, at the direction of the Compensation Committee, the PSUs granted to the Named Executive Officers prior to 2007 will vest in equal installments over a three-year period commencing on the first anniversary of the grant date if: (i) the Named Executive continues to be employed by AES on each such date; and (ii) either (A) the total Shareholder return ("TSR") of AES, measured by the appreciation in stock price and dividends paid, exceeds the TSR of the S&P 500 Index for the three-year vesting period, or (B) the TSR of AES is positive, the S&P 500 Index is positive, and the TSR of AES is within five (5) percent of the TSR of the S&P 500 Index (subject to the Compensation Committee's discretion to determine that the PSUs should not vest in such circumstance). If any of these PSUs vest, a Named Executive Officer must continue to hold the PSUs for an additional two years before the Named Executive Officer receives stock or cash for the PSUs at the discretion of the Compensation Committee.

For 2007 and 2008, the PSU vesting methodology continues to be based on continued employment of the Named Executive on each such date; and the TSR of AES, as measured by the appreciation in stock price and dividends paid. Consistent with the prior design, relative TSR performance continues to be defined as AES's three-year cumulative TSR relative to the three-year cumulative TSR of the S&P 500 companies using a 90-day moving average for the beginning and ending stock prices. Between the following percentiles, PSU vesting will be interpolated on a straight line basis.

  •
  For TSR at or above the 40th percentile of the S&P 500, 50% of the PSUs will vest;

  •
  For TSR at or above the 60th percentile of the S&P 500, 100% of the PSUs will vest; and

  •
  For TSR at or above the 80th percentile of the S&P 500, 150% of the PSUs will vest.

The two-year hold requirement after vesting continues to apply.

Payout of 2006 PSU Awards

The 2006 grant of PSU awards under the LTC Plan did not vest at the end of 2008 as our TSR did not exceed the TSR of the S&P 500 over the 2006-2008 measurement period. Our TSR was -49.3%, while the TSR of the S&P 500 Index was -19%. As a result, those grants will be forfeited and have no future value.

Stock Options

A Stock Option represents an individual's right to purchase shares of AES common stock at a fixed exercise price after the Option vests. An Option only has value to the holder if our stock price exceeds the exercise price of the Stock Option after it vests. Options vest in equal installments over a three-year period commencing on the first anniversary of the date that the Option is granted, provided that the Named Executive Officer continues to be employed by AES on such date.

It is our policy to grant Options to our Named Executive Officers at an exercise price equal to the fair market value of our common stock (e.g., the closing price) on the day of the board meeting at which the recommendation of the Compensation Committee is approved and ratified. In the case of Options granted at the time of hire or promotion, it is our policy to grant them at an exercise price equal to the fair market value on the grant date which is the date the person joined AES or was promoted. All Options granted to our Named Executive Officers in 2008 adhered to these policies.

Stock Options granted in previous years to our executives only had value at the end of 2008 to the extent they were issued at exercise prices below our 2008 ending stock price.

Perquisites and Other Benefits

Our Named Executive Officers are eligible to participate in Company-sponsored health and welfare benefit and retirement programs to the same extent as other non-union US employees. Consistent with the Program's objectives to be competitive in the marketplace and to retain talented executives, including the Named Executive Officers, the Supplemental Retirement Plan and the Restoration Supplemental Retirement Plan provide additional retirement benefits to select members of management. These plans provide these employees with certain retirement benefits to which they would have been entitled to under our 401(k) retirement plan, but for particular limits and restrictions imposed by the Internal Revenue Code of 1986, as amended (the "Code").

The Program does not rely on perquisites to achieve its objectives. However, we have a corporate apartment near our Arlington, Virginia headquarters, which is available to certain AES employees, including Named Executives Officers. In addition, our Chief Executive Officer is entitled to use a driver and Company vehicle.

Information regarding the value of the perquisites AES provided to its Named Executive Officers in 2008 is contained in the "All Other Compensation" column of the Summary Compensation Table on page 30 of this Proxy Statement. Additional information regarding the Supplemental Retirement Plan and the Restoration Supplemental Retirement Plan is contained in "Narrative Disclosure Relating to the Nonqualified Deferred Compensation Table" beginning on page 41 of this Proxy Statement.

Employment, Severance and Change-in-Control Arrangements

Under the Program, "change-in-control" and severance benefits are provided to our Named Executive Officers and certain other employees. In the case of our Named Executive Officers, the Compensation Committee believes these benefits reflect the competitive marketplace for executive talent and are in line with similar arrangements of companies with executives in comparable positions. The purposes of these change-in-control arrangements are to:

  •
  ensure that the actions and recommendations of our senior management with respect to a possible or actual change-in-control are in the best interests of AES and its Shareholders, and are not influenced by their own personal interests concerning their continued employment status after the change-in-control; and

  •
  reduce the distraction regarding the impact of an actual or potential change-in-control on the personal situation of the Named Executive Officers and other employees.

The Board, upon the recommendation of the Compensation Committee, approved employment agreements with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and adopted a new Severance Plan in 2006 as subsequently amended from time to time which defined the severance benefits for our US-based, non-union employees who have completed one year of service with the Company. Since they have separate employment agreements, Mr. Hanrahan, Mr. Gluski and Ms. Harker do not participate in the Severance Plan, however severance arrangements are provided for in their contracts. Additionally, the PU, PSU, RSU and Stock Option award agreements also contain change-in-control provisions.

The employment agreements and Severance Plan provide the Named Executive Officers and other eligible employees with payments and benefits in the event their employment is involuntarily terminated under certain circumstances. Under the Severance Plan, if a triggering event occurs, eligible participants are entitled to receive, among other payments and benefits, one year's annual base salary plus the target bonus for the year of employment termination. An action by AES is required for a person to be involuntarily terminated under the Severance Plan. Additionally, participating Named Executive Officers are entitled to severance benefits if they are not offered continued employment in similar positions following a change-in-control. To protect our business interests, the employment agreements and the Severance Plan provide that no payments or benefits will be made until the terminated employee executes a written release of claims against the Company. The employment agreements also contain non-competition, non-solicitation and non-disclosure provisions. Under the Severance Plan, we may include such provisions in the written release as we consider necessary or appropriate.

In connection with Mr. Luraschi's separation from the Company on May 31, 2008, he received severance and outplacement benefits in fiscal year 2008 valued at $585,958 in accordance with the Separation Agreement. The Separation Agreement provides for twelve months of salary continuation benefits based on Mr. Luraschi's base salary rate and target annual incentive in effect as of the separation date, a pro-rated bonus (payable in 2009) based on his 2008 target annual incentive, outplacement benefits and continued medical, prescription, dental and vision benefits for twelve months. The remaining terms of his severance are determined in accordance with the AES Corporation Severance Plan in all material respects.

More detailed information about the employment agreements, Severance Plan and award agreements is contained in "Narrative Disclosure Relating to the Summary Compensation Table and Grants of Plan-based Awards" table beginning on page 33 of this Proxy Statement and "Additional Information Relating to Potential

Payments Upon Termination of Employment or Change-in-Control" beginning on page 49 of this Proxy Statement.

Vesting of Awards Upon Change-in-Control

Consistent with the Shareholder-approved LTC Plan, the Compensation Committee determined to include change-in-control provisions in each of the PU, PSU, RSU and Option award agreements. Upon a "change-in-control," the unvested portion of the PUs, PSUs, RSUs, and Options will vest. The purpose of this accelerated vesting, in addition to those set forth above, is to ensure that we retain our Named Executives prior to and through the change-in-control and for the same reasons we provide change-in-control in our severance plan.

Change-in-Control Benefits Tax Gross-Up

If a change-in-control of AES causes compensation, including performance-based compensation such as Performance Incentive Plan or LTC Plan awards, to be paid or accelerated, a disqualified individual could, in some cases, be considered to have received "parachute payments" within the meaning of Section 280G and Section 4999 of the Code. Pursuant to Section 4999, a disqualified individual can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G of the Code, AES can be denied a deduction for excess parachute payments. The employment agreements with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and our Severance Plan provide that, if it is determined that any payment or distribution by AES to or for the Named Executive's benefit would constitute an "excess parachute payment," AES will pay to the disqualified person a gross-up payment, so that the net amount retained by the disqualified person, after deduction of any excise tax imposed under Section 4999 of the Code and other taxes, will be equal to the payments or distribution we were required to make. Gross-up payments will not be deductible by AES. We included these gross-up provisions in each of the employment agreements and in the Severance Plan after a review of market practices.

IRS Section 162(m) and Section 409A

The Compensation Committee also considers and evaluates the impact of applicable tax laws with respect to compensation paid under our plans, arrangements and agreements. For instance, with certain exceptions, Section 162(m) of the Code, limits our deduction for compensation in excess of $1 million paid to certain covered employees (generally our Named Executives). Compensation paid to covered employees is not subject to the deduction limitation if it is considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. While the Compensation Committee generally intends to structure and administer our Program so as to not be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may from time to time, where it believes it is in the best interests of our Shareholders and to remain competitive in the marketplace for talent, approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs. Additionally, if any provision of a plan or award that is intended to be performance-based under Section 162(m) of the Code is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

In 2008, the Compensation Committee completed its review and approval of modifications to AES's compensatory arrangements in order to comply with Section 409A of the Code. This Code provision generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. The transition period for amending plans and other arrangements comply with Section 409A ended on December 31, 2008, and we have modified our compensatory arrangements so that compensation payable under such arrangements comply with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with AES's management and, based on this review and discussion, recommended to the Board that it be included in AES's Proxy Statement and incorporated into AES's Annual Report on Form 10-K for the year ended December 31, 2008.

The Compensation Committee of the Board of Directors,

Philip A. Odeen, Chair
Kristina M. Johnson
John A. Koskinen

Information About our Compensation Committee

The Compensation Committee consists of three members of the Board who are "Non-Employee Directors" as defined under Rule 16b-3 of the Exchange Act and "outside Directors" under Section 162m of the Code and related regulations. The members of the Compensation Committee are Philip A. Odeen (Chair), Kristina M. Johnson and John A. Koskinen. The Board has determined that each member of the Compensation Committee meets the standards of independence established by the NYSE.

The Compensation Committee's principal responsibility is to review the goals and objectives of AES's Executive compensation plans in-line with AES's stated strategy. The Compensation Committee is responsible to design, implement, administer and amend AES's Executive compensation plans as required to meet these goals and objectives. The Compensation Committee reviews base salary, bonuses, profit sharing contributions, and grants of Stock Options, RSUs, PUs, PSUs, retirement and other compensation for our Officers and for such other employees as the Board may designate. The Compensation Committee also evaluates the performance of our Named Executive Officers, including the Chief Executive Officer.

At the commencement of each year, AES's Named Executive Officers prepare a list of their position-specific goals and objectives for the upcoming year which, in the case of all Named Executive Officers (other than our Chief Executive Officer), are submitted to the Chief Executive Officer for his review and comment. Our Chief Executive Officer submits his goals and objectives for the upcoming year to the Compensation Committee. In the first quarter of the following year, the Chief Executive Officer performs an assessment of each Named Executive Officer's performance against their stated goals and, in the case of our Chief Executive Officer, our Compensation Committee reviews and assesses his performance against his stated goals and objectives.

Based on our Chief Executive Officer's performance, the Compensation Committee, which includes the non-executive Chairman of the Board, provides an evaluation and compensation recommendation, which the Board considers when it determines the compensation for the Chief Executive Officer. The Compensation Committee reviews and approves evaluations and compensation recommendations submitted by the Chief Executive Officer on the other Named Executive Officers. The Compensation Committee then reviews these recommendations with the Board.

Additionally, the Compensation Committee makes recommendations to the Board to modify AES's compensation and benefit programs if it believes that such programs are not consistent with Company compensation goals. Under the Compensation Committee's Charter, it may form subcommittees and delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate in accordance with the Charter. The Compensation Committee has also delegated to the Chief Executive Officer, subject to review by the Compensation Committee and the Board, the power to set compensation for non-executive officers. Under the LTC Plan, the Compensation Committee is also permitted to delegate its authority, responsibilities and powers to any person selected by it and has expressly authorized our Chief Executive Officer to make equity grants to non-executive officers in compliance with law. Under such delegation, our Chief Executive Officer may grant Options to purchase 250,000 shares, in the aggregate, per year.

The Compensation Committee obtains advice from an outside consultant who assists in the development of the information and analytical tools necessary for the conduct of the Compensation Committee's business. This consultant reviews the competitiveness of the Program, provides information on emerging compensation practices, and verifies the processes used to determine the value of our long-term compensation. Hewitt

Associates is the firm retained by the Compensation Committee for these purposes and Hewitt is precluded from providing other services to AES. The Compensation Committee has the sole authority to hire and fire its consultant.

Management regularly obtains advice from outside consultants who assist in the development of the information and analytical tools necessary for the conduct of the Compensation Committee's business. These consultants help management determine the Peer Group and provide survey data on selected companies. They also review the competitiveness of the Program, provide information on emerging compensation practices, and verify the processes used to determine the value of our long-term compensation. Towers Perrin is the firm retained by management for these purposes.

The Compensation Committee has instructed the Vice President of Human Resources to provide information to the Committee required for developing compensation programs and determining Executive compensation. The Committee may meet with the outside consultants at any time. The Vice President of Human Resources directly interfaces with our outside consultants in the preparation of the background material for the Committee. In 2008, management worked with Towers Perrin to provide the Committee with benchmark market data and "tally sheets" for the Named Executive Officers. In October 2008, Hewitt provided the Committee a review of executive compensation trends and developments.

The compensation of our Directors is established by the Nominating, Governance and Corporate Responsibility Committee. See "The Committees of the Board — Nominating, Governance and Corporate Responsibility Committee" on page 10 of this Proxy Statement for a description of our Nominating, Governance and Corporate Responsibility Committee's processes and procedures for determining Director compensation.

 Summary Compensation Table (2008, 2007 and 2006)

The following Summary Compensation Table contains information concerning the compensation we provided in 2008 to Paul T. Hanrahan, our principal executive officer, Victoria Harker, our principal financial officer, our next four most highly compensated executive officers for 2008 (collectively, our "Named Executive Officers").

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)*	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(5)*	All Other Compensation ($)(6)	Total ($)
Paul Hanrahan, CEO	2008	$999,000		$794,805	$979,321	$4,063,800		$237,083	$7,074,009
	2007	$953,333		$913,204	$915,503	$3,919,525		$246,484	$6,948,049
	2006	$897,667		$1,084,746	$936,120	$4,049,800		$228,228	$7,196,561
Victoria Harker, EVP & CFO	2008	$585,000		$252,683	$182,593	$1,322,844		$106,628	$2,449,748
	2007	$541,667		$132,816	$118,151	$540,000		$64,187	$1,396,821
	2006	$481,250		$60,739	$43,827	$532,000		$0	$1,117,816
Andres Gluski, EVP & COO	2008	$660,000		$436,901	$308,695	$1,407,956		$99,292	$2,912,844
	2007	$553,333		$240,530	$236,441	$1,037,830		$58,325	$2,126,459
	2006	$441,667		$178,998	$162,741	$958,580		$47,458	$1,789,444
Brian Miller, EVP & General Counsel	2008	$456,300		$223,993	$166,488	$1,038,638		$84,170	$1,969,589
William Luraschi, Former EVP	2008	$204,167		$206,709	$211,538	$694,782		$684,658	$2,001,854
	2007	$487,500		$642,717	$336,154	$1,219,903		$93,900	$2,780,174
	2006	$472,500		$672,838	$306,067	$1,462,900		$90,000	$3,004,305
Mark Woodruff, EVP	2008	$400,000		$112,688	$130,627	$505,511		$408,040	$1,556,866

*
Columns left blank intentionally

NOTES:

(1)
The base salary earned by each Named Executive Officer during fiscal year 2008.

(2)
These amounts relate to Performance Stock Units (PSUs) granted in 2008 and prior years. The values set forth in this column are based on the amounts recognized for financial statement reporting purposes in 2008 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management's Discussion & Analysis, as appropriate, contained in our Annual Report on Form 10-K (footnote 16) for the year ended December 31, 2008 ("AES's Form 10-K") which also includes information for 2006 and 2007

(3)
These amounts relate to Options granted in 2008 and prior years. The values set forth in this column are based on the amounts recognized for financial statement reporting purposes in 2008 computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the evaluation may be found in our financial statements, footnotes to the financial statements, or Management's Discussion & Analysis, as appropriate, contained in AES's Form 10-K (footnote 16) for the year ending December 31, 2008 which also includes information for 2006 and 2007.

(4)
The value of all non-equity incentive plan awards earned during the 2008 fiscal year and paid during the first quarter of 2009, which includes awards earned under our Performance Incentive Plan (our annual incentive plan) and awards earned for the three year performance period ending December 31, 2008 for our cash-based Performance Units (PUs) granted under our LTC

  Plan. The following chart shows the breakdown of awards under these two plans for each executive (Mr. Luraschi's annual incentive plan and PU awards have been pro rated to reflect his May 31, 2008 departure from the Company).

Name	2008 Annual Incentive Plan Award	2006-2008 Performance Unit Award
Paul Hanrahan	$1,756,200	$2,307,600
Victoria Harker	$782,000	$540,844
Andres Gluski	$795,000	$612,956
Brian Miller	$630,000	$408,638
William Luraschi	$214,032	$480,750
Mark Woodruff	$306,000	$199,511

  Mr. Woodruff is also entitled to receive an additional bonus payable in 2009 (for performance in 2008) related to the TEG TEP project in Mexico. This project bonus payout has not yet been determined; however, the bonus target is $250,000 and the payout may range from $0 to $500,000. AES anticipates that the bonus will be paid out at or above target, and will file a Form 8-K disclosing the final amount in April 2009.

(5)
We do not have a defined-benefit pension plan. Although our Executives are eligible to participate in nonqualified deferred compensation plans, we do not provide any above-market and/or preferential earnings on deferred compensation. Therefore, no amounts are reportable in this Column. Aggregate earnings on deferred compensation are reported in the Nonqualified Deferred Compensation Table on page 39 of this Proxy Statement.

(6)
We provide certain other forms of compensation including an automobile and driver perquisite for Mr. Hanrahan, separation benefits for Mr. Luraschi, expatriate benfits for Mr. Woodruff, and Company contributions to qualified and nonqualified defined contribution retirement plans.

  The annual automobile and driver perquisite provided to Mr. Hanrahan had a value of $19,255 in fiscal year 2008, based on our incremental cost to provide the automobile. Mr. Hanrahan has the use of a corporate, leased car and a driver. The incremental cost to Mr. Hanrahan's personal use of the automobile and driver is calculated as a portion of the cost of the annual lease and driver attributable to his personal use.

  In connection with Mr. Luraschi's separation from the Company on May 31, 2008, he received severance benefits in fiscal year 2008 valued at $585,958 (in accordance with his Separation Agreement executed on May 14, 2008). The Separation Agreement provides for twelve months of salary continuation benefits based on Mr. Luraschi's base salary rate and target annual incentive in effect as of the separation date, a pro rated bonus (as indicated in footnote (4) above), outplacement benefits and continued medical, prescription, dental and vision benefits for twelve months.

  Mr. Woodruff received payments in fiscal year 2008 related to his expatriate assignment, valued at $343,802, including: housing ($148,411), home leave ($13,522), car rental ($24,989), property management services ($6,893), international benefits plan costs ($12,187) and cost of living adjustment ($137,800).

The following chart shows the value of our contributions to qualified and nonqualified defined contribution plans for each executive.

Name	AES Contributions to Qualified and Nonqualified Defined Contribution Plans
Paul Hanrahan	$217,828
Victoria Harker	$106,628
Andres Gluski	$99,292
Brian Miller	$84,170
William Luraschi	$98,700
Mark Woodruff	$64,238

Grants of Plan-Based Awards (2008)

The following table contains information concerning each grant of an award we made under our plans in 2008 to the Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units *	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	# of Units	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul Hanrahan			$749,250	$1,498,500	$2,997,000
	22-Feb-08	2,500,000	$1,250,000	$2,500,000	$5,000,000
	22-Feb-08					33,122	66,243	99,365				$965,888
	22-Feb-08									136,166	$18.87	$935,938
Victoria Harker			$292,500	$585,000	$1,170,000
	22-Feb-08	618,750	$309,375	$618,750	$1,237,500
	22-Feb-08					8,198	16,395	24,593				$239,057
	22-Feb-08									33,701	$18.87	$231,645
Andres Gluski			$330,000	$660,000	$1,320,000
	22-Feb-08	1,050,000	$525,000	$1,050,000	$2,100,000
	22-Feb-08					13,911	27,822	41,733				$405,673
	22-Feb-08									57,190	$18.87	$393,094
Brian Miller			$228,150	$456,300	$912,600
	22-Feb-08	475,000	$237,500	$475,000	$950,000
	22-Feb-08					6,293	12,586	18,879				$183,519
	22-Feb-08									25,871	$18.87	$177,828
William Luraschi			$257,250	$514,500	$1,029,000
	22-Feb-08	0	$0	$0	$0
	22-Feb-08					0	0	0				$0
	22-Feb-08									0	—	$0
Mark Woodruff			$200,000	$400,000	$800,000
	22-Feb-08	525,000	$262,500	$525,000	$1,050,000
	22-Feb-08					6,956	13,911	20,867				$202,836
	22-Feb-08									28,595	$18.87	$196,547

*
Column left blank intentionally

NOTES:

(1)
Each Named Executive Officer except Mr. Luraschi received two types of non-equity incentive plan awards in 2008: awards under the Performance Incentive Plan (our annual incentive plan) and PUs awarded under our LTC Plan (Mr. Luraschi only received a Performance Incentive Plan award and did not receive a PU award). The first row of data for each Named Executive Officer shows the threshold, target and maximum award under the Performance Incentive Plan and the second row shows the threshold, target and maximum award under the awarded PUs.

For the Performance Incentive Plan, the threshold award is 50% of the target award, and the maximum award is 200% of the target award. The extent to which awards are payable depends upon AES's performance against goals established in the first quarter of the fiscal year. This award was paid in the first quarter of 2009.

For the PUs granted under our LTC Plan, the threshold, target and maximum amounts represent the number of units multiplied by their value of $1.00. The threshold number is 50% of the target number of units and the maximum number is 200% of the target number of units.

(2)
Each Named Executive Officer except Mr. Luraschi received PSUs on February 22, 2008 which vest based on two conditions, one of which is performance-based and another which is time-based. The performance-based condition is based on our total stockholder return as compared to the cumulative total return of the S&P 500 for the three year period ending December 31, 2010 (as more fully described in the "Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table"). The threshold award is 50% of the target award and the maximum award is 150% of the target award. Based on AES's achievement relative to the performance goals, PSUs will vest in three equal annual installments beginning one year from grant. If the threshold performance condition is not achieved, all shares will be forfeited effective December 31, 2010.

Upon vesting, settlement of PSUs is automatically deferred for a two-year period.

(3)
The stock option awards were granted under the LTC plan.

(4)
The grant date fair value amounts are calculated in accordance with FAS 123R for the PSUs (which takes into account the market-based performance conditions on the awards) and Options awarded in 2008 (disregarding any estimates of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in the valuations may be found in our financial statements, footnotes to the financial statements, or Management's Discussion & Analysis, as appropriate, contained in AES's Form 10-K (footnote 16) for the year ended December 31, 2008.

Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table

Employment Agreements

We have individual employment agreements with Mr. Hanrahan, Mr. Gluski and Ms. Harker (the "Employment Agreements"). The amount set forth for each of these Named Executives in the "Salary" column of the Summary Compensation Table was paid to him or her under the terms of his or her Employment Agreement.

Each of the Employment Agreements automatically renews for an additional one year period on January 1st unless either the Company or the Named Executive gives a notice of non-renewal at least six (6) months prior to the renewal date. Each of the Employment Agreements provides the Named Executive with a base salary that may be increased, but not decreased. In 2008, the base salary for Mr. Hanrahan was $999,000, the base salary for Mr. Gluski was $660,000, and the base salary for Ms. Harker was $585,000. Under the terms of the Employment Agreements, Mr. Hanrahan is eligible for an annual bonus with a target of 150% of his base salary, Mr. Gluski is eligible for an annual bonus with a target of 100% of his base salary, and Ms. Harker is eligible for an annual bonus with a target of 100% of her base salary. The annual bonus amounts are to be paid based on achievement of corporate performance goals and/or other conditions that are established by the Compensation Committee and which are generally applicable to other Senior Executive Officers. The Employment Agreements also provide each Named Executive with the right to participate in all of our long-term compensation and employee benefit plans on a basis no less favorable than our other Senior Executive Officers.

The Employment Agreements provide Mr. Hanrahan, Mr. Gluski and Ms. Harker with the right to receive certain payments and to continue to receive certain benefits after the termination of their employment. These events and the related payments and benefits are described in "Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control" beginning on page 49 of this Proxy Statement.

Performance Incentive Plan

In April 2009, we expect to make cash payments to each of the Named Executive Officers under the Performance Incentive Plan for performance during 2008. The amount paid to each Named Executive is included in the amounts reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for such Named Executive and is identified in footnote 4 to that table. A description of the Performance Incentive Plan and awards made there under is set forth in "Compensation Discussion and Analysis" on page 15 of this Proxy Statement.

2003 LTC Plan

The Summary Compensation Table and Grants of Plan-Based Awards table include amounts relating to PUs, PSUs, and Stock Options granted under the LTC Plan.

PUs

The amount reported in the "Non-Equity Plan Incentive Compensation" column of the Summary Compensation Table for each Named Executive includes amounts paid in April 2009 for PUs awarded in 2006. The amount paid to each Named Executive is set forth in footnote 4 to that table. The amounts paid were based on our realization of the Cash Value Added required by the 2006 PU awards for the three-year period ended December 31, 2008.

The Cash Value Added metric is described in detail in "Compensation Discussion and Analysis" on page 22 of this Proxy Statement.

During the three year period ended December 31, 2008, the Cash Value Added fell below the target for Cash Value Added set forth in each Named Executive's 2006 PUs. As a result, the payment that will be made to each Named Executive is $.9615 per unit.

The Summary Compensation Table does not include any amounts payable in the future under PUs awarded in years after 2006.

PSUs

The amount reported in the "Stock Awards" column of the Summary Compensation Table for each Named Executive is based upon the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 of PSUs held by the Named Executive, including PSUs granted in prior years. For a description of the terms of PSU awards, see "Compensation Discussion and Analysis" on page 23 of this Proxy Statement.

The grant date fair value of the PSUs awarded in 2008 is included in the amounts reported under the "Grant Date Fair Value of Awards" column of the Grants of Plan-Based Awards Table. In addition, as disclosed in the "Compensation Discussion and Analysis" section above.

Options

The amount reported in the "Option Awards" column of the Summary Compensation Table for each Named Executive is based upon the dollar amount recognized for financial reporting purposes for the year ended December 31, 2008 of Options held by the Named Executive, including Options granted in prior years pursuant to our LTC Plan and prior plans. For a description of the terms of the Option awards, see "Compensation Discussion and Analysis" on page 24 of this Proxy Statement.

RSUs

Mr. Gluski, Ms. Harker and Mr. Miller received retention RSU grants in 2007, which do not have a performance-based vesting condition and vest ratably over a three-year period.

Effect of Termination of Employment or Change of Control

The vesting of PUs, PSUs, RSUs, and Options and the ability of the Named Executive Officers to exercise or receive payments under those awards are affected by termination of their employment and by a change-in-control. These events and the related payments and benefits are described in "Additional Information Relating to Potential Payments Upon Termination of Employment or Change-in-Control" beginning on page 49 of this Proxy Statement.

 Outstanding Equity Awards at Fiscal Year-End (2008)

The following table contains information concerning all unexercised options and stock awards granted to the Named Executive Officers which have not vested and which were outstanding on December 31, 2008.

	Option Awards							Stock Awards*
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (day / mo / year)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul Hanrahan	28,888					$17.1250	02-Feb-09				127,958	(19)	$1,054,374
	19,790					$36.3150	04-Feb-10
	48,571					$55.6100	31-Jan-11
	304,823					$13.1900	25-Oct-11
	643,648					$2.8300	12-Feb-13
	87,770					$2.8300	01-May-13
	168,666					$8.9700	04-Feb-14
	97,997					$16.8100	25-Feb-15
	101,781	(1)	50,891	(1)		$17.5800	24-Feb-16
	45,068	(2)	90,134	(2)		$22.2800	23-Feb-17
	0	(3)	136,166	(3)		$18.8700	22-Feb-18
Victoria Harker	15,560	(4)	7,780	(4)		$17.6200	23-Jan-16	14,961	(16)	$123,279	29,018	(20)	$239,108
	9,219	(5)	18,436	(5)		$22.2800	23-Feb-17
	0	(6)	33,701	(6)		$18.8700	22-Feb-18
Andres Gluski	5,000					$45.6250	30-Jun-10	29,922	(17)	$246,557	47,178	(21)	$388,747
	7,143					$55.6100	31-Jan-11
	30,696					$13.1900	25-Oct-11
	22,489					$8.9700	04-Feb-14
	13,066					$16.8100	25-Feb-15
	27,035	(7)	13,518	(7)		$17.5800	24-Feb-16
	14,135	(8)	28,269	(8)		$22.2800	23-Feb-17
	0	(9)	57,190	(9)		$18.8700	22-Feb-18
Brian Miller	2,618					$34.4900	21-Aug-11	14,961	(18)	$123,279	23,021	(22)	$189,693
	17,760					$13.1900	25-Oct-11
	12,369					$8.9700	04-Feb-14
	7,186					$16.8100	25-Feb-15
	18,024	(10)	9,012	(10)		$17.5800	24-Feb-16
	7,621	(11)	15,240	(11)		$22.2800	23-Feb-17
	0	(12)	25,871	(12)		$18.8700	22-Feb-18
William Luraschi
Mark Woodruff	7,112					$17.1250	02-Feb-09				21,485	(23)	$177,036
	5,474					$36.3125	04-Feb-10
	11,714					$55.6100	31-Jan-11
	60,545					$13.1900	25-Oct-11
	54,901					$2.8300	12-Feb-13
	7,487					$2.8300	01-May-13
	15,555					$8.9700	04-Feb-14
	9,037					$16.8100	25-Feb-15
	8,800	(13)	4,400	(13)		$17.5800	24-Feb-16
	5,531	(14)	11,062	(14)		$22.2800	23-Feb-17
	0	(15)	28,595	(15)		$18.8700	22-Feb-18

*
Closing price on the last day of the fiscal year (December 31, 2008) was $8.24.

  NOTES:

(1)
Mr. Hanrahan was granted 152,672 options on February 24, 2006, which vest ratably over three years. As of December 31, 2008, 50,891 options were unvested. All remaining 50,891 options vested on February 24, 2009.

(2)
Mr. Hanrahan was granted 135,202 options on February 23, 2007, which vest ratably over three years. As of December 31, 2008, 90,134 options were unvested of which 45,067 vested on February 23, 2009 and 45,067 will vest on February 23, 2010.

(3)
Mr. Hanrahan was granted 136,166 options on February 22, 2008, which vest ratably over three years. As of December 31, 2008, all 136,166 options were unvested of which 45,389 vested on February 22, 2009, 45,388 will vest on February 22, 2010, and 45,389 will vest on February 22, 2011.

(4)
Ms. Harker was granted 23,340 options on January 23, 2006, which vest ratably over three years. As of December 31, 2008, 7,780 options were unvested. All remaining 7,780 options vested on January 23, 2009.

(5)
Ms. Harker was granted 27,655 options on February 23, 2007, which vest ratably over three years. As of December 31, 2008, 18,436 options were unvested of which 9,218 vested on February 23, 2009 and 9,218 will vest on February 23, 2010.

(6)
Ms. Harker was granted 33,701 options on February 22, 2008, which vest ratably over three years. As of December 31, 2008, all 33,701 options were unvested of which 11,234 vested on February 22, 2009, 11,233 will vest on February 22, 2010, and 11,234 will vest on February 22, 2011.

(7)
Mr. Gluski was granted 40,553 options on February 24, 2006, which vest ratably over three years. As of December 31, 2008, 13,518 options were unvested. All remaining 13,518 options vested on February 24, 2009.

(8)
Mr. Gluski was granted 42,404 options on February 23, 2007, which vest ratably over three years. As of December 31, 2008, 28,269 options were unvested of which 14,134 vested on February 23, 2009 and 14,135 will vest on February 23, 2010.

(9)
Mr. Gluski was granted 57,190 options on February 22, 2008, which vest ratably over three years. As of December 31, 2008, all 57,190 options were unvested of which 19,064 vested on February 22, 2009, 19,063 will vest on February 22, 2010, and 19,063 will vest on February 22, 2011.

(10)
Mr. Miller was granted 27,036 options on February 24, 2006, which vest ratably over three years. As of December 31, 2008, 9,012 options were unvested. All remaining 9,012 options vested on February 24, 2009.

(11)
Mr. Miller was granted 22,861 options on February 23, 2007, which vest ratably over three years. As of December 31, 2008, 15,240 options were unvested of which 7,620 vested on February 23, 2009 and 7,620 will vest on February 23, 2010.

(12)
Mr. Miller was granted 25,871 options on February 22, 2008, which vest ratably over three years. As of December 31, 2008, all 25,871 options were unvested of which 8,624 vested on February 22, 2009, 8,623 will vest on February 22, 2010, and 8,624 will vest on February 22, 2011.

(13)
Mr. Woodruff was granted 13,200 options on February 24, 2006, which vest ratably over three years. As of December 31, 2008, 4,400 options were unvested. All remaining 4,400 options vested on February 24, 2009.

(14)
Mr. Woodruff was granted 16,593 options on February 23, 2007, which vest ratably over three years. As of December 31, 2008, 11,062 options were unvested of which 5,531 vested on February 23, 2009 and 5,531 will vest on February 23, 2010.

(15)
Mr. Woodruff was granted 28,595 options on February 22, 2008, which vest ratably over three years. As of December 31, 2008, all 28,595 options were unvested of which 9,532 vested on February 22, 2009, 9,531 will vest on February 22, 2010, and 9,532 will vest on February 22, 2011.

(16)
Ms. Harker received a special grant of 22,442 restricted stock units (RSUs) on February 23, 2007. The RSUs vest ratably over three years. As of December 31, 2008, 14,961 RSUs were unvested of which 7,480 vested on February 23, 2009 and 7,481 will vest on February 23, 2010.

(17)
Mr. Gluski received a special grant of 44,883 RSUs on February 23, 2007. The RSUs vest ratably over three years. As of December 31, 2007, 29,922 RSUs were unvested of which 14,961 vested on February 23, 2009 and 14,961 will vest on February 23, 2010.

(18)
Mr. Miller received a special grant of 22,442 RSUs on February 23, 2007. The RSUs vest ratably over three years. As of December 31, 2008, 14,961 RSUs were unvested of which 7,480 vested on February 23, 2009 and 7,481 will vest on February 23, 2010.

(19)
Mr. Hanrahan was granted 61,715 PSUs on February 23, 2007 and 66,243 PSUs on February 22, 2008. For both awards, the PSUs vest based on two conditions. The first is based on our total Shareholder return for the three-year period beginning January 1st in the year the PSUs are granted. Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. As of December 31, 2008, the entire amount of both the February 23, 2007 grant and the February 22, 2008 grant are unvested and therefore are included in this column.

(20)
Ms. Harker was granted 12,623 PSUs on February 23, 2007 and 16,395 PSUs on February 22, 2008. For both awards, the PSUs vest based on two conditions. The first is based on our total Shareholder return for the three-year period beginning January 1st in the year the PSUs are granted. Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. As of December 31, 2008, the entire amount of both the February 23, 2007 grant and the February 22, 2008 grant are unvested and therefore are included in this column.

(21)
Mr. Gluski was granted 19,356 PSUs on February 23, 2007 and 27,822 PSUs on February 22, 2008. For both awards, the PSUs vest based on two conditions. The first is based on our total Shareholder return for the three-year period beginning January 1st in the year the PSUs are granted.

  Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. As of December 31, 2008, the entire amount of both the February 23, 2007 grant and the February 22, 2008 grant are unvested and therefore are included in this column.

(22)
Mr. Miller was granted 10,435 PSUs on February 23, 2007 and 12,586 PSUs on February 22, 2008. For both awards, the PSUs vest based on two conditions. The first is based on our total Shareholder return for the three-year period beginning January 1st in the year the PSUs are granted. Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. As of December 31, 2008, the entire amount of both the February 23, 2007 grant and the February 22, 2008 grant are unvested and therefore are included in this column.

(23)
Mr. Woodruff was granted 7,574 PSUs on February 23, 2007 and 13,911 PSUs on February 22, 2008. For both awards, the PSUs vest based on two conditions. The first is based on our total Shareholder return for the three-year period beginning January 1st in the year the PSUs are granted. Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. As of December 31, 2008, the entire amount of both the February 23, 2007 grant and the February 22, 2008 grant are unvested and therefore are included in this column.

Option Exercises and Stock Vested (2008)

The following table contains information concerning each exercise of Options and the vesting of PSU and RSU awards by the Named Executive Officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)
Paul Hanrahan	0	$0	24,539	(2)	$475,075
Victoria Harker	0	$0	7,481	(3)	$141,166
Andres Gluski	0	$0	18,233	(4)	$345,660
Brian Miller	0	$0	9,281	(5)	$176,014
William Luraschi	227,389	$1,162,127	27,873	(6)	$512,839
Mark Woodruff	0	$0	2,058	(7)	$39,843

NOTES:

(1)
The 2005 and 2006 PSU grants vest based on two conditions. The first is based on our total Shareholder return for the three-year period ending December 31, 2007 and December 31, 2008, respectively. Assuming the first condition is met, the PSUs vest in three equal annual installments beginning one year from grant. The total Shareholder return performance condition for the 2006 PSU grant was not met, and therefore, these PSUs were forfeited as of December 31, 2008.

(2)
Mr. Hanrahan was granted 73,616 PSUs on February 25, 2005. On December 31, 2007, the performance condition was achieved and Mr. Hanrahan vested in the two-thirds of the award for which he had achieved the service-based vesting criteria. The remaining one-third of the award (24,539) vested on February 25, 2008.

(3)
Ms. Harker received a special grant of 22,442 RSUs on February 23, 2007 which vests ratably over three years. The first one-third of the award (7,481) vested on February 22, 2008.

(4)
Mr. Gluski was granted 9,815 PSUs on February 25, 2005. On December 31, 2007, the performance condition was achieved and Mr. Gluski vested in the two-thirds of the award for which he had achieved the service-based vesting criteria. The remaining one-third of the award (3,272) vested on February 25, 2008. In addition, Mr. Gluski received a special grant of 44,883 RSUs on February 23, 2007 which vests ratably over three years. The first one-third of the award (14,961) vested on February 22, 2008.

(5)
Mr. Miller was granted 5,399 PSUs on February 25, 2005. On December 31, 2007, the performance condition was achieved and Mr. Miller vested in the two-thirds of the award for which he had achieved the service-based vesting criteria. The remaining one-third of the award (1,800) vested on February 25, 2008. In addition, Mr. Miller received a special grant of 22,442 RSUs on February 23, 2007 which vests ratably over three years. The first one-third of the award (7,481) vested on February 22, 2008.

(6)
Mr. Luraschi was granted 24,539 PSUs on February 25, 2005. On December 31, 2007, the performance condition was achieved and Mr. Luraschi vested in the two-thirds of the award for which he had achieved the service-based vesting criteria. The remaining one-third of the award (8,180) vested on February 25, 2008. In addition, Mr. Lurashi received a special grant of 59,079 RSUs on May 4, 2005 in connection with his promotion to Executive Vice President for Business Development and Strategy. This grant vests ratably over three years. The final one-third of the award (19,693) vested on May 4, 2008.

(7)
Mr. Woodruff was granted 6,172 PSUs on February 25, 2005. On December 31, 2007, the performance condition was achieved and Mr. Woodruff vested in the two-thirds of the award for which he had achieved the service-based vesting criteria. The remaining one-third of the award (2,058) vested on February 25, 2008.

 Nonqualified Deferred Compensation (2008)

The following table contains information for the Named Executive Officers for each of our plans that provides for the deferral of compensation that is not tax-qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FY ($)(4)
Paul Hanrahan	$594,315	$184,953	$(3,704,086)	$0	$2,802,021
Victoria Harker	$366,166	$76,878	$(243,678)	$0	$338,466
Andres Gluski	$411,660	$79,375	$(638,755)	$0	$477,235
Brian Miller	$283,014	$54,420	$(399,729)	$0	$388,399
William Luraschi	$533,839	$68,950	$(1,064,711)	$(363,971)	$581,134
Mark Woodruff	$233,593	$39,488	$(371,343)	$0	$400,474

NOTES:

(1)
Amounts in this column represent contributions to the Restoration Supplemental Retirement Plan and the mandatory deferral of PSUs and RSUs that vested in 2008. The remaining one-third of the 2005 PSU grant (for which the performance condition was satisfied as of December 31, 2007) vested on February 25, 2008 based upon satisfaction of the time-based vesting criteria. In addition, the first one-third of the 2007 time-vesting special RSU grants received by Ms. Harker, Mr. Gluski and Mr. Miller vested on February 22, 2008. The following is a breakdown of amounts reported in this column:

Name	Executive Contributions to Restoration Supplemental Retirement Plan	Mandatory Deferral of PSUs (from 2005 Grant) Vesting on February 25, 2008	Mandatory Deferral of RSUs (from Special 2007 Grant) Vesting on February 22, 2008
Paul Hanrahan	$119,240	$475,075	$0
Victoria Harker	$225,000	$0	$141,166
Andres Gluski	$66,000	$63,346	$282,314
Brian Miller	$107,000	$34,848	$141,166
William Luraschi	$21,000	$512,839	$0
Mark Woodruff	$193,750	$39,843	$0

With respect to the Named Executives' contributions/deferral of PSUs which vested on February 25, 2008, the financial statement expense associated with such PSUs is included in the 2006, 2007 and 2008 rows of the "Stock Awards" column of the Summary Compensation Table in the amounts of $412,500 (2006), $410,531 (2007) and $70,713 (2008) for Mr. Hanrahan, $0 (2006), $0 (2007) and $0 (2008) for Ms. Harker, $54,997 (2006), $54,735 (2007) and $9,428 (2008) for Mr. Gluski, $5,186 (2008) for Mr. Miller (Mr. Miller was not a Named Executive Officer in the 2006 or 2007 proxy statements), $137,498 (2006), $137,498 (2007) and $22,916 (2008) for Mr. Luraschi, and $5,929 (2008) for Mr. Woodruff (Mr. Woodruff was not a Named Executive Officer in the 2006 or 2007 proxy statements).

With respect to the Named Executives' contributions/deferral of special RSUs which vested on February 22, 2008, the financial statement expense associated with such RSUs is included in the 2007 and 2008 rows of the "Stock Awards" column of the Summary Compensation Table in the amounts of $138,889 (2007) and $166,667 (2008) for Ms. Harker, $277,778 (2007) and $333,333 (2008) for Mr. Gluski, and $166,667 (2008) for Mr. Miller (Mr. Miller was not a Named Executive Officer in the 2007 proxy statement).

(2)
Amounts in this column represent the Company's contributions to the Restoration Supplemental Retirement Plan. The amount reported in this column and the Company's additional contributions to the 401K Plan are included in the amounts reported in the 2008 row of the "All Other Compensation" column of the Summary Compensation Table.

(3)
Amounts in this column represent investment earnings under the Restoration Supplemental Retirement Plan, investment earnings under the Supplemental Retirement Plan (for Mr. Hanrahan and Mr. Luraschi), and earnings on deferred PSUs and RSUs. A breakdown of amounts reported in this column is as follows:

Name	Investment Earnings Under Restoration Supplemental Retirement Plan	Investment Earnings Under Supplemental Retirement Plan	Earnings on Deferred PSUs and RSUs
Paul Hanrahan	$(587,287)	$(384,388)	$(2,732,411)
Victoria Harker	$(164,155)	$0	$(79,523)
Andres Gluski	$(115,400)	$0	$(523,355)
Brian Miller	$(119,824)	$0	$(279,905)
William Luraschi	$(139,106)	$(14,793)	$(910,812)
Mark Woodruff	$(127,050)	$0	$(244,293)
(4)
Amounts in this column represent the balance of amounts in the Restoration Supplemental Retirement Plan, the Supplemental Retirement Plan and the mandatory deferral of PSUs and RSUs. A breakdown of amounts reported in this column is as follows:

Name	Restoration Supplemental Retirement Plan Account Balance	Supplemental Retirement Plan Account Balance	Fair Market Value of Deferred PSUs
Paul Hanrahan	$817,772	$240,863	$1,743,386
Victoria Harker	$276,823	$0	$61,643
Andres Gluski	$121,506	$0	$355,729
Brian Miller	$198,904	$0	$189,495
William Luraschi	$0	$0	$581,134
Mark Woodruff	$244,779	$0	$155,695

The Company contributions under the Restoration Supplemental Retirement Plan are included in the 2006, 2007 and 2008 rows of the "All Other Compensation" column of the Summary Compensation Table in the amounts of $184,542 (2006), $190,212 (2007) and $184,953 (2008) for Mr. Hanrahan, $0 (2006), $28,738 (2007) and $76,878 (2008) for Ms. Harker, $21,583 (2006), $24,750 (2007) and $79,375 (2008) for Mr. Gluski, $54,420 (2008) for Mr. Miller (Mr. Miller was not a Named Executive Officer in the 2006 or 2007 proxy statements), $61,500 (2006), $64,650 (2007) and $68,950 (2008) for Mr. Luraschi, and $39,488 (2008) for Mr. Woodruff (Mr. Woodruff was not a Named Executive Officer in the 2006 or 2007 proxy statements).

The financial statement expense associated with deferred PSUs and RSUs is included in the 2006, 2007 and 2008 rows of the "Stock Awards" column of the Summary Compensation Table in the amounts of $825,000 (2006), $444,905 (2007) and $70,713 (2008) for Mr. Hanrahan, $0 (2006), $138,889 (2007) and $166,667 (2008) for Ms. Harker, $107,207 (2006), $337,096 (2007) and $342,761 (2008) for Mr. Gluski, $171,853 (2008) for Mr. Miller (Mr. Miller was not a Named Executive Officer in the 2006 or 2007 proxy statements), $274,999 (2006), $148,956 (2007) and $22,916 (2008) for Mr. Luraschi, and $5,929 (2008) for Mr. Woodruff (Mr. Woodruff was not a Named Executive Officer in the 2006 or 2007 proxy statements).

Narrative Disclosure Relating to the Nonqualified Deferred Compensation Table

The AES Corporation Restoration Supplemental Retirement Plan

Certain of our officers and key management employees, including the Named Executive Officers, participate in The AES Corporation Restoration Supplemental Retirement Plan (the "RSRP"). The RSRP is designed primarily to provide participants with supplemental retirement benefits to make up for the fact that participant and Company contributions to The AES Corporation Profit Sharing and Stock Ownership Plan (the "401K Plan") are limited by restrictions imposed by the Code.

Under the 401K Plan, eligible employees, including Named Executive Officers, can elect to defer a portion of their compensation into the 401K Plan, subject to certain statutory limitations imposed by the Code (such as the limitations imposed by Sections 402(g) and 401(a)(17) of the Code). The Company matches — dollar-for-dollar — the first five percent of compensation that an individual contributes to the 401K Plan. Annually, we may choose to make a discretionary retirement savings contribution (a "Profit Sharing Contribution") to all eligible participants. The Profit Sharing Contribution — made in the form of our common stock — is allocated to individual participant accounts in relation to their compensation, subject to certain statutory limitations imposed by the Code (such as the limitations imposed by Sections 401(a)(17) and 415 of the Code).

Our United States officers and key management employees, as determined by the Compensation Committee, may participate in the RSRP. A participant in the RSRP may defer up to 50 percent of the participant's base salary and up to 80 percent of the participant's bonus compensation under the RSRP. If a participant makes elective deferrals under the RSRP, the participant's account will also be credited with a supplemental matching contribution. The amount of the supplemental matching contribution is equal to the matching contribution that we would have made under the 401K Plan (taking into account the participant's deferral election) if no Code limits applied, less the maximum Company contribution available under the 401K Plan.

The RSRP also provides for a supplemental profit sharing contribution. The amount of the supplemental profit sharing contribution is equal to the difference between the Profit Sharing Contribution made on behalf of the participant under the 401K Plan and the Profit Sharing Contribution that would have been made on behalf of the participant under the 401K Plan if no Code limits applied.

Matching contributions and supplemental profit sharing contributions are deemed to have been made in our common stock. Thereafter, a participant may chose to have different investment benchmarks apply to such deferred amounts, as described in greater detail below.

Participants in the RSRP may designate up to three (3) separate deferral accounts, each of which may have a different distribution date and a different distribution option. A participant may elect to have distributions made in a lump sum payment or annually over a period of two (2) to fifteen (15) years. All distributions are made in cash.

Earnings or losses are credited to the deferral accounts by the amount that would have been earned or lost if the amounts were invested in hypothetical investments designated by a participant from a list of hypothetical investments, which currently includes an AES stock hypothetical investment option, provided by the Human Resources Committee administering the RSRP. These benchmarks are functionally equivalent to the investments made available to all participants in the 401K Plan. A participant may change such designations at such times as are permitted by the Compensation Committee, but no less frequently than quarterly.

Participants in the RSRP are always 100 percent vested in their account balances.

Performance Stock Units and Restricted Stock Units

Pursuant to the authority granted under the terms of our LTC Plan, shares are not issued pursuant to an award of PSUs or RSUs until two years after the PSUs and RSUs are vested. A description of the terms of the PSUs and RSUs is contained in "Compensation Discussion and Analysis" beginning on page 23 of this Proxy Statement and "Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table" beginning on page 33 of this Proxy Statement.

The AES Corporation Supplemental Retirement Plan

The Supplemental Retirement Plan is a plan which was established to provide deferred compensation for select managers and highly compensated employees. Under the terms of the Supplemental Retirement Plan, once a participant made the maximum allowable contribution to the 401K Plan under the Code, the participant could defer compensation under the Supplemental Retirement Plan. We made an annual credit to the participant's deferral account in an amount equal to the maximum percentage of compensation for matching awards permitted under the 401K Plan.

The Supplemental Retirement Plan also provided for the deferral of a portion of the Profit Sharing Contribution. The amount of the deferral under the Supplemental Retirement Plan is the difference between the Profit Sharing Contribution made to the employee's 401K Plan and the Profit Sharing Contribution that would have been made under the 401K Plan if no Code limits applied and certain other requirements were met.

The amounts deferred under the Supplemental Retirement Plan are deemed to be invested in accordance with the investment policy established from time to time by the Human Resources Committee administering the 401K Plan.

The deferred amounts can be withdrawn in any manner permitted by the 401K Plan prior to the termination of a participant's employment and otherwise upon the termination of the participant's employment.

The Supplemental Retirement Plan was amended in 2004 to preclude the addition of new participants and additional deferrals after December 31, 2004.

Potential Payments Upon Termination or Change-in-Control

The following tables contain information concerning the estimated payments to be made to each of the Named Executive Officers (with the exception of Mr. Luraschi, who separated from the company on May 31, 2008; his separation payments are detailed in the footnotes to the Summary Compensation Table) in connection with a termination of employment or a change in control. The amounts assume that a termination or change in control event occurred on December 31, 2008, and, where applicable, uses the closing price of our common stock of $8.24 (as reported on the NYSE as of December 31, 2008).

Potential Payments Upon Termination or Change-in-Control(1)

Paul Hanrahan
Component	Retirement	Voluntary	For Cause	Without Cause/Good Reason	Change-in- Control	Death	Disability
Cash Severance(2)	$0	$0	$0	$4,995,000	$7,492,500	$0	$0
Cash LTIP Award (Performance Units)	$0	$0	$0	$0	$5,250,000	$5,250,000	$5,250,000
Equity
Performance Stock Units	$0	$0	$0	$0	$1,054,374	$1,054,374	$1,054,374
Restricted Stock Units	$0	$0	$0	$0	$0	$0	$0
Unexercisable Options	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$1,054,374	$1,054,374	$1,054,374
Retirement Benefits
Qualified DC Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified Plans	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0	$0	$0	$0
Other Benefits
Health & Welfare Benefits Continuation(3)	$0	$0	$0	$20,000	$30,000	$0	$0
Life Insurance Benefits(4)	$0	$0	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	*5	*
Outplacement Assistance(6)	$0	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$0	$38,510	$57,765	$0	$0
Tax Gross Up(7)	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$58,510	$87,765	$250,000	$0
Total	$0	$0	$0	$5,053,510	$13,884,639	$6,554,374	$6,304,374

Potential Payments Upon Termination or Change-in-Control(1)

Victoria Harker
Component	Retirement	Voluntary	For Cause	Without Cause/Good Reason	Change-in- Control	Death	Disability
Cash Severance(2)	$0	$0	$0	$1,170,000	$2,340,000	$0	$0
Cash LTIP Award (Performance Units)	$0	$0	$0	$0	$1,181,250	$1,181,250	$1,181,250
Equity
Performance Stock Units	$0	$0	$0	$0	$239,108	$239,108	$239,108
Restricted Stock Units	$0	$0	$0	$0	$123,279	$123,279	$123,279
Unexercisable Options	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$362,387	$362,387	$362,387
Retirement Benefits
Qualified DC Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified Plans	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0	$0	$0	$0
Other Benefits
Health Benefits Continuation(3)	$0	$0	$0	$10,000	$10,000	$0	$0
Life Insurance Benefits(4)	$0	$0	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	*5	*
Outplacement Assistance(6)	$0	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$0	$0	$1,563,530	$0	$0
Total	$0	$0	$0	$10,000	$1,573,530	$250,000	$0
Total	$0	$0	$0	$1,180,000	$5,457,167	$1,793,637	$1,543,637

Potential Payments Upon Termination or Change-in-Control(1)

Andres Gluski
Component	Retirement	Voluntary	For Cause	Without Cause/Good Reason	Change-in- Control	Death	Disability
Cash Severance(2)	$0	$0	$0	$1,320,000	$2,640,000	$0	$0
Cash LTIP Award (Performance Units)	$0	$0	$0	$0	$1,912,500	$1,912,500	$1,912,500
Equity
Performance Stock Units	$0	$0	$0	$0	$388,747	$388,747	$388,747
Restricted Stock Units	$0	$0	$0	$0	$246,557	$246,557	$246,557
Unexercisable Options	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$635,304	$635,304	$635,304
Retirement Benefits
Qualified DC Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified Plans	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0	$0	$0	$0
Other Benefits
Health Benefits Continuation(3)	$0	$0	$0	$10,000	$10,000	$0	$0
Life Insurance Benefits(4)	$0	$0	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	*5	*
Outplacement Assistance(6)	$0	$0	$0	$0	$0	$0	$0
Perquisites	$0	$0	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$0	$0	$2,247,948	$0	$0
Total	$0	$0	$0	$10,000	$2,257,948	$250,000	$0
Total	$0	$0	$0	$1,330,000	$7,445,752	$2,797,804	$2,547,804

Potential Payments Upon Termination or Change-in-Control(1)

Brian Miller
Component	Retirement	Voluntary	For Cause	Without Cause/Good Reason	Change-in- Control	Death	Disability
Cash Severance(2)	$0	$0	$0	$912,600	$1,825,200	$0	$0
Cash LTIP Award (Performance Units)	$0	$0	$0	$0	$940,000	$940,000	$940,000
Equity
Performance Stock Units	$0	$0	$0	$0	$189,693	$189,693	$189,693
Restricted Stock Units	$0	$0	$0	$0	$123,279	$123,279	$123,279
Unexercisable Options	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$312,972	$312,972	$312,972
Retirement Benefits
Qualified DC Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified Plans	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0	$0	$0	$0
Other Benefits
Health Benefits Continuation(3)	$0	$0	$0	$10,000	$15,000	$0	$0
Life Insurance Benefits(4)	$0	$0	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	*5	*
Outplacement Assistance(6)	$0	$0	$0	$20,000	$20,000	$0	$0
Perquisites	$0	$0	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$0	$0	$1,197,490	$0	$0
Total	$0	$0	$0	$30,000	$1,232,490	$250,000	$0
Total	$0	$0	$0	$942,600	$4,310,662	$1,502,972	$1,252,972

Potential Payments Upon Termination or Change-in-Control(1)

Mark Woodruff
Component	Retirement	Voluntary	For Cause	Without Cause/Good Reason	Change-in- Control	Death	Disability
Cash Severance(2)	$0	$0	$0	$800,000	$1,600,000	$0	$0
Cash LTIP Award (Performance Units)	$0	$0	$0	$0	$862,500	$862,500	$862,500
Equity
Performance Stock Units	$0	$0	$0	$0	$177,036	$177,036	$177,036
Restricted Stock Units	$0	$0	$0	$0	$0	$0	$0
Unexercisable Options	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$177,036	$177,036	$177,036
Retirement Benefits
Qualified DC Plan	$0	$0	$0	$0	$0	$0	$0
Non-Qualified Plans	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$0	$0	$0	$0
Unvested Deferred Compensation	$0	$0	$0	$0	$0	$0	$0
Other Benefits
Health Benefits Continuation(3)	$0	$0	$0	$10,000	$15,000	$0	$0
Life Insurance Benefits(4)	$0	$0	$0	$0	$0	$250,000	$0
Disability Benefits(5)	$0	$0	$0	$0	$0	$0	*5	*
Outplacement Assistance(6)	$0	$0	$0	$20,000	$20,000	$0	$0
Perquisites	$0	$0	$0	$0	$0	$0	$0
Tax Gross Up(7)	$0	$0	$0	$0	$1,131,354	$0	$0
Total	$0	$0	$0	$30,000	$1,166,354	$250,000	$0
Total	$0	$0	$0	$830,000	$3,805,890	$1,289,536	$1,039,536

(1)
For the aggregate number of vested options and unvested PSUs and RSUs outstanding as of December 31, 2008, see the Outstanding Equity Awards at Fiscal Year-End Table. For information regarding the aggregate amount of our Named Executive Officers' vested benefits under our nonqualified deferred compensation plans, see the Nonqualified Deferred Compensation table.

(2)
Upon termination without cause/good reason, termination following a change in control, and in the cases of Mr. Hanrahan, Ms. Harker and Mr. Gluski, termination due to death or disability, a pro rata bonus would be payable. Pro rata bonus amounts are not included in the above tables because as of December 31, 2008, the service and performance conditions under AES's 2008 annual incentive plan would have been satisfied.

(3)
Upon termination without cause/good reason and termination following a change in control, the Named Executive Officers may receive continued medical, dental and hospitalization insurance coverage and also, in the case of Mr. Hanrahan, continued life insurance coverage. The value of these continued benefits is estimated at $10,000 per year of continuation.

(4)
Basic life insurance is provided to all employees; the maximum benefit amount is $250,000. Accidental Death and Dismemberment ("AD&D") insurance is provided to all employees in addition to basic life insurance. The AD&D benefit amount is equal to the basic life benefit amount; this benefit is not included in the termination tables. Additional optional life insurance is also available to all employees up to a maximum total benefit amount of $500,000. Employees are responsible for the cost of additional life insurance premiums, should they choose to elect this optional coverage; therefore, any additional life insurance benefits above the basic benefit is not included in the termination tables.

(5)
AES provides long-term disability benefits to all employees. Should a long-term disability occur, this plan would provide an employee with a monthly benefit of 66 2/3% of base pay up to a maximum of $10,000 per month.

(6)
Under the Severance Plan, Mr. Miller and Mr. Woodruff are eligible for outplacement benefits which may be provided upon termination without cause/good reason and upon termination following a change in control. In such cases where the agreements do not specify the amount payable, the value is assumed to be less than $10,000 per year.

(7)
This calculation is an estimate for Proxy Statement disclosure only. Payments on an actual change in control may differ based on factors such as transaction price, timing of employment termination and payments, and changes in compensation. In computing the excise tax gross-up, we valued all payments and benefits in accordance with Code Section 280G. Key assumptions included in the gross-up calculation include: (i) highest marginal federal, Virginia state and Medicare tax rates of 35%, 5.75% and 1.45% respectively (the state tax rates for executives residing in California and the District of Columbia are 9.30% and 8.50%, respectively) apply; and (ii) present value calculations were determined using 120% of the December 2008 semi-annual applicable federal rate — the short-term rate of 1.63% applies as all payments and benefits would accelerate three years or less upon change in control and/or termination.

Additional Information Relating to Potential Payments Upon
Termination of Employment or Change-in-Control

The following descriptions of our compensatory arrangements with our Named Executive Officers are in addition to other summaries of their terms found in "Compensation Discussion and Analysis" beginning on page 12 of this Proxy Statement, "Narrative Disclosure Relating to the Summary Compensation Table and the Grants of Plan-Based Awards Table" beginning on page 33 of this Proxy Statement, and "Narrative Disclosure Relating to the Nonqualified Deferred Compensation Table" beginning on page 41 of this Proxy Statement.

Employment Agreements

The Employment Agreements provide for certain payments and benefits to be made to Mr. Hanrahan, Mr. Gluski and Ms. Harker upon termination of their respective employment. The payments and benefits that would be made are based upon the circumstances of the termination, including whether it occurs after a change-in-control. In the event of a termination of the Named Executive's employment due to disability, the Named Executive is entitled to receive disability benefits under our long term disability program then in effect, the Named Executive's base salary through the end of the month preceding the month in which disability benefits begin, and a pro rata portion of the Named Executive's annual bonus, based upon the number of days the Named Executive was employed during the year (a "Pro Rata Bonus").

In the event of a termination of the Named Executive's employment due to death, the Named Executive's legal representative is entitled to receive the Named Executive's base salary through the termination date and the Pro Rata Bonus.

In the event that we terminate the Named Executive's employment for "Cause" (as defined below) or the Named Executive resigns without "Good Reason" (as defined below), the Named Executive is entitled only to receive his or her base salary through the termination date.

If the Named Executive terminates his or her employment for "Good Reason" or if we terminate the Named Executive's employment other than for either "Cause" or the Named Executive's disability, the Named Executive is entitled to receive his or her base salary through the termination date, the Pro Rata Bonus, and an additional lump sum payment (a "Severance Payment"). The Severance Payment for Mr. Hanrahan is equal to two times the sum of his base salary and target bonus for the year in which the termination of his employment occurs. The Severance Payment for Mr. Gluski is the sum of his base salary and target bonus for the year in which the termination of his employment occurs. The Severance Payment for Ms. Harker is the sum of her base salary and target bonus for the year in which the termination of her employment occurs. In addition, each Named Executive Officer is entitled to continued participation in all medical, dental, and hospitalization programs the Named Executive Officer was participating in at the time of termination and, in the case of Mr. Hanrahan, continuation of life insurance coverage as well as continued participation in (or a payment equivalent in value to) other welfare, fringe benefits and perquisite programs. Such benefits will continue for a period of 24 months for Mr. Hanrahan, and for a period 12 months for each of Mr. Gluski and Ms. Harker. If a termination of Mr. Hanrahan's employment occurs under the circumstances described in this paragraph, each Stock Option held by him will remain outstanding and will continue to vest for a three year period after the termination of his employment.

If a termination of the Named Executive's employment under the circumstances described in the preceding paragraph occurs within two years after a "Change-in-Control" (as defined below), certain adjustments are made to the payments and benefits described in that paragraph. In the case of Mr. Hanrahan, his Severance Payment is increased to three times the sum of his base salary and target bonus, he is entitled to continued participation in our welfare, fringe benefit, and perquisite programs for 36 months, and each of his Stock Options become immediately exercisable and may be exercised until the earlier of (1) the original term of the Stock Option or (2) the fourth anniversary of his termination. In the case of Mr. Gluski, the amount of his Severance Payment is doubled. In the case of Ms. Harker, the amount of her Severance Payment is doubled.

If any of the payments or benefits provided to the Named Executive in connection with a "Change-in-Control" subject the Named Executive to the excise tax imposed under Section 4999 of the Code, the Company must make a gross up payment to the Named Executive which will result in the Named Executive receiving the net amount the Named Executive is entitled to receive, after the deduction of all applicable taxes.

Our obligation to make payments to each Named Executive in connection with the termination of the Named Executive's employment is conditioned upon the Named Executive's compliance with certain non-competition, non-solicitation, non-disparagement, and confidentiality obligations set forth in the Employment Agreements. Our payment obligations are also conditioned upon the Named Executive executing and delivering a standard form of release we provide. For Mr. Hanrahan, these obligations must be complied with for a period of twenty-four (24) months after his termination of employment with us. For Mr. Gluski, these obligations must be complied with for a period of twelve (12) month after his termination of employment. For Ms. Harker, these obligations must be complied with for a period of twelve (12) months after her termination of employment with us.

The following definitions are provided in the Employment Agreements for certain of the terms used in this description

  "Cause" means (A) willful and continued failure by the executive to substantially perform the executive's duties with us (other than a failure resulting from the executive's incapability due to physical or mental illness or any failure after the executive has delivered a notice of termination for Good Reason), after we deliver a demand for substantial performance, or (B) willful misconduct which is demonstrably and materially injurious to us, monetarily or otherwise.

  "Change-in-Control" means the occurrence of any one of the following events: (a) any person is or becomes the beneficial owner of our securities representing 30% or more of the combined voting power of our outstanding securities; (b) the following individuals cease for any reason to constitute a majority of our Board then serving: individuals who are Directors on the date of the Employment Agreement and any new Director whose appointment or election by the Board or nomination for election by our Shareholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors on the date of the Employment Agreement or whose appointment, election or nomination for election was previously so approved or recommended; or (c) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization; or (d) our Shareholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets. However, the foregoing events will not constitute a "Change-in-Control" if the record holders of our common stock immediately prior to a transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all our assets immediately following such transaction or series of transactions.

  "Good Reason" means, without the executive's consent, any material breach of the Employment Agreement by us which is not cured within 30 days of a written notice delivered by the executive.

AES Corporation Severance Plan

Messrs. Miller and Woodruff are entitled to the benefits provided by the AES Corporation Severance Plan (the "Severance Plan"). The Severance Plan provides certain payments and benefits upon the involuntary termination of their employment under certain circumstances.

Benefits are available under the Severance Plan if the Named Executive's employment is involuntarily terminated due to a permanent layoff, a reduction-in-force, the permanent elimination of his job, the restructuring or reorganization of a business unit, division, department or other business segment, a termination by mutual consent due to unsatisfactory job performance and we agree that the Named Executive is entitled to benefits, or the Named Executive declines to relocate to a new job position more than 50 miles from his current location; provided, however, a Named Executive Officer would not be entitled to benefits if he or she declines a new job position (regardless of location) at a time when his or her existing job position is being eliminated.

Upon the termination of their employment under those circumstances, Messrs. Miller and Woodruff would be entitled to receive salary continuation payments equal to their annual base salary and bonus, which would be paid over time in accordance with our payroll practices and the terms of the Plan. They would also be entitled to receive an additional payment equal to a pro-rata portion of their bonus, based upon the time they were at work during the year in which their employment terminates provided that applicable performance conditions are met. In the event that Mr. Miller and Mr. Woodruff elects COBRA coverage under the health plan he participates in, we would pay an amount of the premium he pays for such coverage (for up to 18 months) equal to the premium we pay for active employees.

In the case a termination of the Named Executive's employment under the circumstances described in the preceding paragraph occurs within two years after a "Change of Control" (as defined below) or due to a layoff, the amount of the Named Executive's salary continuation payment is doubled and the length of time we will assist in paying for the continuation of health care benefits is also doubled (but can never be more than 18 months).

Benefits are not available under the Severance Plan if the Named Executive's employment is terminated in connection with the sale of a business if the Named Executive is employed by the purchaser or if the Named Executive is offered employment with the purchaser with substantially equivalent benefits and salary package (provided the offer does not require the Named Executive to relocate more than 50 miles from his current location).

A "Change of Control" means the occurrence of any one of the following events: (i) a transfer of all or substantially all of our assets, (ii) a person (other than someone in our management) becomes the beneficial owner of more than 35% of our outstanding common stock, or (iii) during any one year period Directors at the beginning of the period (and any new Directors whose election or nomination was approved by a majority of Directors who were either in office at the beginning of the period or were so approved (excluding anyone who became a Director as a result of a threatened or actual proxy contest or solicitation)) cease to constitute a majority of the Board.

If any of the payments or benefits provided to the Named Executive in connection with a "Change of Control" subject the Named Executive to the excise tax imposed under Section 4999 of the Code, we must make a gross up payment to the Named Executive which will result in the Named Executive receiving the net amount the Named Executive is entitled to receive, after the deduction of all applicable taxes.

Our obligation to provide the payments and benefits to the Named Executive under the Severance Plan is conditioned upon the Named Executive executing and delivering a written release of claims against us. At our discretion, the release may also contain such non-competition, non-solicitation and non-disclosure provisions as we may consider necessary or appropriate.

2003 Long Term Compensation Program

The vesting of PUs, PSUs, RSUs, and Stock Options and the ability of our Named Executive Officers to exercise or receive payments under those awards are affected by a termination of their employment and by a Change of Control (defined in the same manner as the term "Change of Control" in the Severance Plan described above).

PUs

If the Named Executive's employment is terminated as a result of his death prior to the end of the three-year performance period of a PU, the Named Executive's PUs vest on the termination date and an amount equal to $1.00 for each PU is paid following such termination. If the Named Executive's employment is terminated as a result of disability prior to the end of the three-year performance period, the Named Executive's PUs vest on the termination date and are payable six (6) months following the termination date. If we terminate the Named Executive's employment for cause prior to the payment date of a PU, the PU is forfeited. If the Named Executive's employment is terminated for any other reason (including resignation or retirement), the Named Executive will be entitled to receive the payment of the Named Executive's PUs that were vested at the end of the performance period.

If a Change of Control occurs prior to the end of the three-year performance period, outstanding PUs become fully vested and an amount equal to $1.00 for each PU is payable immediately, in cash, securities or other property.

PSUs and RSUs

If the Named Executive's employment is terminated by reason of death or disability, the Named Executive's PSUs and RSUs will immediately accelerate and become fully vested and payable.

If the Named Executive's employment is terminated prior to the third anniversary of the award of a PSU or a RSU, other than by reason of death or disability, all PSUs and RSUs not vested at the time of such termination are forfeited.

If a Change of Control occurs prior to the payment date under a PSU or RSU award, outstanding RSU and RSUs become fully vested and the Delivery Date will occur contemporaneous with the completion of the change-in-control.

Stock Options

If the Named Executive's employment is terminated by reason of death or disability, the Named Executive's Options shall be immediately accelerated and become fully vested, exercisable and payable, but will expire one (1) year after the termination date or, if earlier, on the regular expiration date of such Option had the Named Executive continued in such employment.

If we terminate the Named Executive's employment for cause, all of the Named Executive's unvested Options are forfeited and all vested Options will expire three (3) months after the termination date or, if earlier, on the regular expiration date of such Option.

If the Named Executive's employment is terminated for any other reason, all of the Named Executive's unvested Options are forfeited and all vested Options will expire 180 days after the termination date or, if earlier, on the regular expiration date of such Option.

In the event of a Change of Control, all of the Named Executive's Options will vest and be fully exercisable. However, the Compensation Committee may cancel a Named Executive's outstanding Options (1) for consideration for a payment of the amount that the Named Executive would be entitled to receive in the Change of Control transaction if the Named Executive exercised the Options less the exercise price of such Options or (2) if the amount determined pursuant to (1) would be negative. Any such payment may be made in cash, securities, or other property.

The AES Corporation Restoration Supplemental Retirement Plan

In the event of a termination of the Named Executive's employment (other than by reason of death) prior to reaching retirement eligibility, or in the event of a Change-in-Control (defined in the same manner as the term "Change of Control" in the Severance Plan described above), the balances of all of a Named Executive's deferral accounts under the RSRP will be paid in a lump sum. In the event of the Named Executive's death or retirement, the balances in a Named Executive's deferral accounts will be paid according to his elections if the Named Executive was 59 1/2 or more years old at the time of death or retirement, but otherwise in a lump sum.

Compensation of Directors

The following table contains information concerning the compensation of our non-management Directors during 2008.

Director Compensation (2008)

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Richard Darman(6)	$0	$0	$0	$0	$0
Kristina M. Johnson	$58,700	$146,300	$0	$15,000	$220,000
John A. Koskinen(7)	$0	$248,860	$0	$15,000	$263,860
Philip Lader Chair – Nominating, Governance and Corporate Responsibility Committee	$0	$218,860	$0	$15,000	$233,860
John M. McArthur(8)	$0	$0	$0	$0	$0
Sandra O. Moose	$66,200	$133,800	$0	$15,000	$215,000
John B. Morse, Jr.(9)	$15,300	$96,110	$0	$0	$111,410
Philip A. Odeen Chairman, Lead Independent Director and Chair – Compensation Committee	$60,000	$208,290	$82,500	$15,000	$365,790
Charles O. Rossotti Chair – Financial Audit Committee	$0	$218,860	$0	$15,000	$233,860
Sven Sandstrom	$0	$218,860	$0	$0	$218,860

NOTES:

(1)
Mr. Hanrahan is a member of our Board. Mr. Hanrahan's compensation is reported in the Summary Compensation Table and the other tables set forth in this Proxy Statement. In accordance with our Corporate Governance Guidelines, as an employee Director of AES, he does not receive any additional compensation in connection with his service on the Board.

(2)
Pursuant to the Second Amended and Restated Deferred Compensation Plan for Directors (the "Plan"), each of the Directors deferred a mandatory 34% of their cash fees into stock units. In addition, the following Directors elected to take an additional portion of their respective cash fees in stock units: Kristina M. Johnson $71,200, John A. Koskinen $115,060, Philip Lader $85,060, Sandra O. Moose $66,200, John B. Morse, Jr. $58,000, Philip A. Odeen $232,590, Charles A. Rossotti $85,060, and Sven Sandstrom $85,060. The Second Amended and Restated Deferred Compensation Plan for Directors is an arrangement within the scope of FAS 123R and thus the expense recognized for financial statement reporting purposes relating to the 2008 stock unit awards is set forth in the "Stock Awards" column of this table.

(3)
As of December 31, 2008, Directors had the following total number of stock units credited to their accounts under The AES Corporation Second Amended and Restated Deferred Compensation Plan for Directors: Kristina M. Johnson 47,688, John A. Koskinen 65,176, Philip Lader 54,432, Sandra O. Moose 33,986, John B. Morse, Jr. 13,220, Philip A. Odeen 42,247, Charles O. Rossotti 61,287, and Sven Sandstrom 60,247. The values set forth in this column are based on the amounts recognized for financial statement reporting purposes computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in these valuations may be found in footnote 16 to our financial statements contained in AES's Form 10-K.

The grant date fair value of each Director stock unit award granted in 2008, computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions), is as follows: Kristina M. Johnson $146,302, John A. Koskinen $248,861, Philip Lader $218,860, Sandra O. Moose $133,799, John B. Morse Jr., $96,109, Philip A. Odeen $208,287, Charles O. Rossotti $218,860, and Sven Sandstrom $218,860.

(4)
These amounts relate to Stock Options granted to our Directors. The values set forth in this column are based on the amounts recognized for financial statement reporting purposes computed in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). The grant date fair value of the Stock Options awarded to each Director that elected to receive Stock Options in 2008 is $65,772, calculated in accordance with FAS 123R (disregarding any estimates of forfeitures related to service-based vesting conditions). A discussion of the relevant assumptions made in these valuations may be found in footnote 16 to our financial statements contained in AES's Form 10-K. The following Directors held Options to purchase the following number of shares of our common stock as of December 31, 2008: Kristina M. Johnson 0, John A. Koskinen 0, Philip Lader 49,030, Sandra O. Moose 8,513, John B. Morse, Jr. 0, Philip A. Odeen 18,171, Charles O. Rossotti 21,912, and Sven Sandstrom 52,815.

(5)
Represents amounts we contributed to charities selected by the Director under a program pursuant to which we match charitable contributions made by the Director.

(6)
Mr. Darman died on January 25, 2008.

(7)
In 2008, Mr. Koskinen served as the Chairman of the Technology Council, a management committee with Director participation.

(8)
Mr. McArthur's term as a Director ended on April 23, 2008. He did not earn any compensation for the year 2008.

(9)
Mr. Morse was elected to the Board on December 12, 2008. His compensation has been prorated based on the number of remaining days in the 2008-2009 Board Year as specified in outside director plans.

Narrative Disclosure Relating to the Director Compensation Table

Compensation for Year 2008

In 2007, the Board revised the compensation for outside Directors. The revised compensation was intended to promote the recruitment and retention of talented and experienced Directors to the Board and to provide a strong financial incentive for AES Directors to maintain and promote the long-term health and viability of the Company. The changes included increases in the Annual Retainer for directors, certain committee member fees and an increase in the Annual Incentive Compensation Grant. In 2008, the Board added a procedure to provide compensation to Directors for service on ad hoc or special committees of the Board. The 2007 and 2008 revisions were the basis for determining Board compensation for Board year 2008. In connection with its 2007 review of Board compensation, the Nominating, Governance and Corporate Responsibility Committee of the Board consulted material regarding current trends and best practices for determining compensation for Boards of Directors from, among other sources, The National Association of Corporate Directors ("NACD") Blue Ribbon Commission, Pearl Meyer & Partners, and Frederick W. Cook and Co., Inc.

For 2008, Directors elected at the Annual Meeting of Stockholders received a $70,000 Annual Retainer with a requirement that at least 34% be deferred in the form of stock units. Under the Board's compensation structure, Directors may elect (but are not required) to defer more than the mandatory 34% deferral. Any portion of the Annual Retainer that is deferred above the mandatory deferral is credited to the Director in stock units equivalent to 1.3 times the elected deferral amount. The Audit Committee and Compensation Committee Chairs each received $25,000 per year and the remaining Committee Chairs of standing committees each received $15,000 per year for their service. Directors received an annual Deferred Incentive Compensation Grant valued at $110,000. Directors may elect to take the Deferred Incentive Compensation Grant in the form of stock units (vested immediately), an Option grant (Options vest in three equal annual installments) or a mix of stock units and Options. Members of the Audit Committee and Compensation Committee not serving as the Chair of the Committee each received $15,000 per year and members of all other standing committees each received $10,000 per year. As disclosed above, in 2008, the Board instituted a procedure to grant additional compensation for services provided by Directors in connection with membership on a special committee of the

Board. Director compensation for service on any such Committee will be determined by the Nominating, Governance and Corporate Responsibility Committee. The Board also instituted a procedure to review the Board compensation structure every two years. Under this procedure, the next review of Director compensation will occur no later than February 2010.

The Chairman of the Board

The Chairman of the Board is required to be a non-Executive of AES. The duties of the Chairman of the Board focus on the planning and structure of Board meetings and oversight of Board responsibilities. The Chairman receives compensation in an amount equal to 1.5 times the Annual Retainer and the Deferred Incentive Compensation Grant. The Chairman is required to serve as an ex-officio non-voting member of all standing Board committees, although the Chairman of the Board at times may serve as a formal member of a standing or ad hoc Board Committee. The Chairman of the Board receives in total $25,000 for the required service as an ex-officio member of the Board Committees for which he is not a formal member. The Chairman of the Board receives the standard compensation available for Board members if the Chairman serves as a formal member of a Committee or as the Chairman of a Committee. Currently, Mr. Odeen is the Chairman of the Compensation Committee, a member of the Finance and Investment Committee, and serves as an ex-officio member of the other standing Board Committees. As with other Board members, the Chairman is required to defer 34% of the Annual Retainer in the form of stock units, but is permitted to elect to defer more than the mandatory 34% deferral. Also consistent with the compensation options received by the other Board members, any amount of the Annual Retainer above the mandatory deferral amount that is deferred by the Chairman will be valued at 1.3 times the elected deferred amount.

 TRANSACTIONS WITH RELATED PERSONS

Related Person Policies and Procedures

Our policies and procedures for review, approval or ratification of transactions with "related persons" (as defined in the SEC rules) are not contained in a single policy or procedure; instead, relevant aspects of our program are drawn from various corporate documents. Our Audit Committee's Charter provides that the Audit Committee is responsible for monitoring our Code of Conduct, including the Code of Conduct related to conflicts of interest and related party transactions. Our Code of Conduct and related policies apply to all AES individuals, including Officers and Directors, and prohibits certain arrangements that may create a conflict of interest. These prohibitions include many arrangements that are relevant to related party transactions, including prohibitions against: accepting gifts of more than token value or receiving personal discounts or other benefits from a competitor, customer or supplier as a result of one's position with the Company; receiving a loan or guarantee of an obligation from a competitor, customer or supplier as a result of one's position with the Company; having an interest (other than routine investments in publicly traded companies) in a transaction involving the Company, a competitor, a customer or supplier; directing business to a supplier owned or managed by an AES person, or which employs, a relative or friend. Since all types of prohibited transactions can not be listed in the Code of Conduct, the Company encourages its people to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under the provisions of our Code of Conduct. The Charter of our Nominating, Governance and Corporate Responsibility Committee also contains provisions relevant to related party transactions in that it requires that the Nominating, Governance and Corporate Responsibility Committee consider questions of independence and possible conflicts of interest of members of the Board and Named Executive Officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all Stockholders. The Company's Corporate Governance Guidelines also contain provisions relevant to related party transactions in that they require Directors to advise the Chairman of the Board and the Chairman of the Nominating, Governance and Corporate Responsibility Committee in advance of accepting an invitation to serve on other public company Boards of Directors and further provide that the Board shall review, at least annually, the relationships that each Director has with the Company (either directly or as an Officer or Director of another company that has a relationship with the Company). Related party transactions that are reviewed pursuant to the program outlined above may be identified by various sources, including the Officers of the Company and the Directors themselves (in this regard, the Company employs annual ethics compliance certifications and Director and Officer questionnaires to elicit relevant information) and third party reports to our compliance department of conduct that may fall within the prohibitions set forth in the Code of Conduct.

Where related party transactions pose potential conflicts of interest involving Directors or Officers, the Audit Committee and/or Nominating, Governance and Corporate Responsibility Committee reviews such transactions and makes determinations regarding their appropriateness and impact on our assessment of "related persons" and Director independence and, where appropriate, approves or ratifies such transactions. Any affected Directors or Officers may recuse themselves from such deliberations. In making determinations with respect to possible conflicts of interest, Directors are required to act in good faith and in the best interests of AES and its Stockholders, as required by law.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS FOR 2009

The Board has appointed E&Y, an independent registered Public accounting firm, as auditors to examine and report to Stockholders on the consolidated financial statements for the Company and its subsidiaries for the calendar year ended December 31, 2009. E&Y has acted as the Company's independent auditors since 2008. The appointment was made by the Audit Committee of the Board. The appointment of E&Y is subject to ratification by the Company's Stockholders at the Annual Meeting. Representatives of E&Y will be present at the Annual Meeting and will be given an opportunity to make a statement. Such representatives will also be available to respond to appropriate questions.

The Board recommends that the Stockholders ratify the appointment of E&Y. The Board intends to introduce the following resolution at the Annual Meeting:

    "RESOLVED, that the appointment of E&Y as independent auditors of this Company for the year 2009 is hereby approved, ratified and confirmed."

Ratification will be confirmed if a majority of the votes of the shares of common stock of the Company present in person or represented by Proxy and entitled to vote at the Annual Meeting, at which a quorum is present, are received and voted in favor of the ratification of E&Y as our independent auditors for the year 2009.

Change in Independent Registered Public Accounting Firm

On December 7, 2007, the Company determined that following the completion of the audit for the fiscal year ended December 31, 2007, Deloitte would be dismissed as the Company's independent registered public accounting firm. The Company also appointed E&Y as its independent registered public accounting firm for the fiscal year ending December 31, 2008. The decision to change accountants was made by the Company's Board and its Financial Audit Committee in a joint meeting held on December 7, 2007.

Deloitte's audit report dated March 14, 2008 on the Company's consolidated financial statements as of and for the years ended December 31, 2007 and December 31, 2006 included in its Form 10-K filed March 14, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report indicated that (i) as discussed in Note 1 to the consolidated financial statements, in 2007 the Company adopted Financial Accounting Standards Board Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"; in 2006 the Company adopted Financial Accounting Standards Board Statement No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans"; and in 2005 the Company adopted Financial Accounting Standards Board Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" and (ii) as discussed in Note 1 to the consolidated financial statements, the consolidated financial statements and the financial statement schedules were restated.

During the years ended December 31, 2006 and December 31, 2007, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreement in connection with its audit report.

During the years ended December 31, 2006 and December 31, 2007, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)), except that as of December 31, 2006 and December 31, 2007, the Company's internal control over financial reporting was not effective due to the existence of material weaknesses as more fully described in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2006 and its Annual Report on Form 10-K for the year ended December 31, 2007, respectively. In its Annual Report on Form 10-K for the year ended December 31, 2008, the Company reported that all material weaknesses had been remediated.

The Company engaged E&Y as its independent registered public accounting firm for the fiscal year ending December 31, 2008. The Company has not consulted with E&Y during its two most recent fiscal years or during any subsequent interim period prior to its appointment as auditor regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF
E&Y AS INDEPENDENT AUDITORS OF THE COMPANY.

REPORT OF THE FINANCIAL AUDIT COMMITTEE
("AUDIT COMMITTEE" OR "COMMITTEE")

The Audit Committee held twelve (12) scheduled meetings during fiscal year 2008. The meetings of the Audit Committee were designed to address the Committee's responsibility for the review and oversight of the Company's performance with respect to the Company's financial responsibilities and the integrity of the Company's accounting and reporting practices. In addition to discussions with the Chief Executive Officer, Chief Financial Officer and other members of management regarding the preparation of the Company's financial statements and operating results, the Audit Committee received periodic reports from the Company's Internal Audit, Compliance and Legal departments. Such reports addressed, among other matters, ongoing projects, control assessments and audits being conducted by the Internal Audit department, reports to the Company's compliance hotline and/or issues involving the Company's Code of Conduct, material litigation and significant legal developments involving the Company and/or its subsidiaries, and proposed organizational changes. During 2008, the Committee also received periodic reports regarding the Company's efforts to comply with Section 404 of Sarbanes-Oxley and efforts related to the completion and filings of the Company's financial statements. In addition to the scheduled meetings of the Committee, the members of the Audit Committee, as a Committee or individually, held periodic telephonic discussions and/or in-person meetings with the Chief Executive Officer, Chief Financial Officer and various members of the Internal Audit, Compliance, and Legal departments regarding various subjects. Such informal periodic meetings and discussions permit the Audit Committee to provide advice and assistance to Company management on a more frequent basis than the regularly scheduled meetings of the Committee.

The meetings of the Audit Committee also were designed to facilitate and encourage communication among the Audit Committee, the Company, and the Company's independent auditors, E&Y. The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their respective audits, and met with the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company's internal controls. The Audit Committee also discussed with the independent auditors the efforts expended by the Company in connection with the preparation and filing of the financial statements.

Neither the Audit Committee nor the independent auditors are responsible for the preparation of the Company's financial statements and its operating results and for the appropriate safekeeping of the Company's assets. The independent auditors' responsibility is to attest to the fair presentation of the financial statements by the Company. The independent auditors are accountable to the Audit Committee, and the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The role of the Audit Committee is to be satisfied that both the Company and the independent auditors discharge their respective responsibilities effectively.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2008 with management and E&Y. In addition, our Audit Committee has discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU §380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which was superseded by Statement on Auditing Standards No. 114 effective December 15, 2006, Communication with Audit Committees, including among other things, matters related to the conduct of the audit of the Company's consolidated financial statements.

The Company's independent auditors provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence and also discussed with the Audit Committee their independence from the Company. When considering E&Y's independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed and approved, among other things, the amount of fees paid to E&Y for audit and non-audit services. (Please see the principal accounting firm fees chart located in the following section of this Proxy Statement titled "Information Regarding the Independent Registered Public Accounting Firm's Fees, Services and Independence".)

Based on its review and the meetings, discussions and reports described above, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2008 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

The Financial Audit Committee,

Charles O. Rossotti, Chairman
John A. Koskinen
John B. Morse, Jr.
Sven Sandstrom

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FEES, SERVICES
AND INDEPENDENCE

The following table outlines the aggregate fees billed to the Company for the fiscal year ended December 31, 2008 by the Company's principal accounting firm, E&Y and the fiscal year ended December 31, 2007 by the Company's former principal accounting firm, Deloitte & Touche LLP ("Deloitte").

	$ in millions
	2008	2007
Audit Fees:	$16.3	$21.2
Audit Related Fees:	1.0	0.2

Total Audit and Audit-related Fees:	17.3	21.4
Tax Fees:	0.2	0
All Other Fees:	0	0

Total Fees:	$17.5	$21.4

Audit Fees:    The aggregate amount noted above for Audit Fees includes fees for the audit of the Company's financial statements, reviews of the Company's quarterly financial statements (including restatement filings for 2007), attestation of internal control over financial reporting, as required by the Sarbanes-Oxley Act, Section 404 and comfort letters, consents and other services related to SEC matters.

Audit Related Fees:    The aggregate amount noted above for Audit Related Fees includes fees for audits of employee benefit plans, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Fees:    The aggregate amount noted above for tax fees includes fees for corporate and subsidiary tax return preparation services, expatriate tax return preparation services for 2007 and consultations.

All Other Fees:    The aggregate amount noted above for All Other Fees includes fees for permitted non-audit services and consisted of miscellaneous projects.

Total Fees:    The amount of Total Fees excludes fees billed to equity method investees in both years. The Company desired to maintain an independent relationship between itself and E&Y, and to ensure that level of independence during 2008, the Audit Committee maintained its policy established in 2002 within which to judge if E&Y may be eligible to provide certain services outside of its main role as outside auditor. Services within the established framework include audit and related services and certain tax services. Services outside of the framework require Audit Committee approval prior to the performance of the service. This framework is consistent with the provisions of the Sarbanes-Oxley Act which address auditor independence. All audit and non-audit services provided to the Company by E&Y during 2008 were pre-approved by the Audit Committee. The Board, acting through the Audit Committee, has resolved to phase out the use of the Company's independent auditor for Company tax services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth information regarding the beneficial ownership of our common stock as of February 20, 2009 by (a) each Director and each Named Executive Officer set forth in the Summary Compensation Table in this Proxy Statement, (b) all Directors and Executive Officers as a group and (c) all persons who are known by us to own more than five percent (5%) of our common stock (based on their public filings with the SEC as of February 20, 2009). Unless otherwise indicated, each of the persons listed below and in the group has sole voting and dispositive power with respect to the shares shown. Under SEC Rule 13d-3 of the Exchange Act, "beneficial ownership" includes shares for which the individual directly or indirectly, has or shares voting or investment power whether or not the shares are held for individual benefit.

Except as otherwise indicated, the address for each person below is c/o The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203.

Shares Beneficially Owned by Directors and Executive Officers

Name	Position Held with the Company	Shares of Common Stock Beneficially Owned(1)(2)		% of Class (1)(2)
Paul Hanrahan	President, CEO and Director	2,063,479	(3)	*
Samuel W. Bodman, III	Director Nominee	121,000	(4)	*
Kristina M. Johnson	Director	47,688		*
Tarun Khanna	Director Nominee	0		*
John A. Koskinen	Director	95,176		*
Philip Lader	Director	224,614	(5)	*
Sandra O. Moose	Director	42,499		*
John B. Morse, Jr.	Director	14,220	(6)	*
Philip A. Odeen	Director and Chairman of the Board	83,418	(7)	*
Charles O. Rossotti	Director	133,199	(8)	*
Sven Sandstrom	Director	113,062		*
Victoria D. Harker	Executive Vice President and CFO	87,209		*
Andres R. Gluski	Executive Vice President and COO	246,099		*
Brian A. Miller	Executive Vice President, General Counsel and Secretary	169,153		*
Mark E. Woodruff	Executive Vice President	266,506		*
William R. Luraschi	Former Executive Vice President	96,141	(9)	*
All Directors and Executive Officers as a Group (18) persons		4,188,368		0.63
Legg Mason Capital Management, Inc.	100 Light Street Baltimore, MD 21202	89,414,524	(10)	13.46
FMR LLC	82 Devonshire Street Boston, MA 02109	51,313,242	(11)	7.73
Barclays Global Investors	45 Fremont Street San Francisco, CA 94105	46,854,330	(12)	7.06

*
Shares held represent less than 1% of the total number of outstanding shares of common stock of the Company.

(1)
Shares of common stock subject to Options, units or other securities that are exercisable or convertible into shares of our common stock within 60 days of February 20, 2009 are deemed to be outstanding and beneficially owned by the person holding such Options, units or other securities. However, such shares of common stock are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes (a) the following shares issuable upon exercise of Options outstanding as of February 20, 2008 that are able to be exercised on or before April 21, 2009: Dr. Johnson — 0; Mr. Koskinen — 0; Mr. Hanrahan — 1,659,461 shares; Mr. Lader — 49,030 shares; Dr. Moose — 8,513 shares; Mr. Morse 0 shares; Mr. Odeen — 18,171 shares; Mr. Rossotti — 21,912 shares; Mr. Sandstrom — 52,815 shares; Ms. Harker — 53,011 shares; Mr. Gluski — 166,280 shares; Mr. Miller 90,834 shares; Mr. Woodruff 198,507 shares; all Directors and Executive Officers as a group — 2,741,019 shares; (b) the following units issuable under the Second Amended and Restated Deferred Compensation Plan for Directors: Dr. Johnson — 47,688 units; Mr. Koskinen — 65,176 units; Mr. Lader — 54,433 units; Dr. Moose — 33,986 units; Mr. Morse -13,220 units; Mr. Odeen — 42,247 units; Mr. Rossotti — 61,287 units; and Mr. Sandstrom — 60,247 units; all Directors as a group 378,284 units; (c) the following shares held in The AES Retirement Savings Plan: Mr. Hanrahan — 49,892 shares; Ms. Harker — 6,257 shares; Mr. Gluski — 6,563 shares; Mr. Miller 20,584 shares; Mr. Woodruff — 41,041 shares; all Executive Officers as a group 211,887 shares; (d) the following units issuable under the Restoration Supplemental Retirement Plan and the AES Corporation Supplemental Retirement Plan: Mr. Hanrahan — 87,296 units; Ms. Harker — 16,252 units; Mr. Gluski — 22,032 units; Mr. Miller — 13,701 units; Mr. Woodruff — 10,024 units; all Executive Officers as a group — 168,004 units; (e) the following fully vested PSUs issuable under the 2003 LTC Plan: Mr. Hanrahan — 94,188 PSUs; Ms. Harker — 4,208 PSUs; Mr. Gluski — 16,267 PSUs; Mr. Miller — 8,904 PSUs; Mr. Woodruff — 8,697 PSUs; Mr. Luraschi 30,149 PSUs; all Executive Officers as a group — 155,809 PSUs, and (f) the following fully vested RSUs issuable under the 2003 LTC Plan: Mr. Gluski — 14,961 RSUs; Ms. Harker — 7,481 RSUs; Mr. Miller — 7,481 RSUs; all Executive Officers as a group — 29,923 RSUs.

(3)
Includes 110 shares held by Mr. Hanrahan's wife and 5,500 underlying shares of convertible securities.

(4)
Mr. Bodman is a new Director Nominee to the Board. Accordingly, his shares are not included in the total for AES Directors and Executive Officers.

(5)
Includes 26,586 shares held by Mr. Lader's wife, 25 shares held by Mr. Lader's daughter, 89,380 shares held in a family-established private foundation, of which Mr. Lader disclaims beneficial ownership, 5,160 shares in an IRA for the benefit of Mr. Lader.

(6)
Includes 1,000 shares held by Mr. Morse's wife.

(7)
Includes 23,000 shares held jointly by Mr. Odeen and his wife.

(8)
Includes 40,000 shares held jointly by Mr. Rossotti and his wife.

(9)
Mr. Luraschi left the Company on 5/31/2008. His beneficially owned shares are not included in the total for AES Directors and Officers as a Group.

(10)
Based solely on information furnished in the Schedule 13G/A (Amend. No. 5) filed by Legg Mason Capital Management, Inc. and certain of its affiliates with the SEC on January 12, 2009, it reported that it has (a) sole voting power on no shares, (b) shared voting power on 89,414,524 shares, (c) sole dispositive power on no shares, and (d) shared dispositive power on 89,414,524 shares.

(11)
Based solely on information furnished in the Schedule 13G/A (Amend. No. 9) filed by FMR LLC and certain of its affiliates with the SEC on February 17, 2009, it reported that it had (a) sole voting power on 2,264,670 shares, (b) shared voting power on no shares, (c) sole dispositive power on 51,313,242 shares and (d) shared dispositive power on no shares.

(12)
Based solely on information furnished in the Schedule 13G filed by Barclays Global Investors, N.A. and certain of its affiliates with the SEC on February 6, 2009, it reported that it had (a) sole power to vote or to direct the vote on 40,084,375 shares, (b) shared power to vote or to direct the vote on 0 shares, (c) sole power to dispose or to direct the disposition of 46,854,330 shares, and (d) shared power to dispose or to direct the disposition of 0 shares.

GOVERNANCE MATTERS

Stockholder Proposals and Nominations for Director

If any Stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material for the 2010 Annual Meeting of Stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid to the Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Any such proposal must be received at least 120 days before the anniversary of the mailing of the prior year's proxy material. Any such notice must set forth: (a) the name and address of the Stockholder and the text of the proposal to be introduced; (b) the number of shares of common stock held of record, owned beneficially and represented by proxy by such Stockholder as of the date of such notice; and (c) a representation that the Stockholder intends to appear in person or by proxy at the 2009 Annual Meeting of Stockholders to introduce the proposal specified in the notice.

In addition, our Bylaws establish certain requirements for proposals a Stockholder wishes to make from the floor of the 2010 Annual Meeting of Stockholders. If the proposal is for a matter other than the nomination of a Director for election at the meeting, the proposal must be written and delivered to the Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's Annual Meeting provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Stockholder to be timely must be so delivered by not earlier than the close of business on the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The notice must contain (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest such Stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made and (b) the name and address of such Stockholder as they appear on the Corporation's books, and of such beneficial owners and (c) the class and number of shares of the Corporation which are owned beneficially and of record by such Stockholder and such beneficial owner. In addition, such Stockholder's notice shall set forth the following information required under Section 2.16 of the Company's Bylaws: (a) the name of each nominee holder of shares owned beneficially but not of record by such Stockholder and the number of shares of stock held by each such nominee holder; (b) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Stockholder with respect to stock of the Corporation and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such Stockholder, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such Stockholder or to increase the voting power or pecuniary or economic interest of such Stockholder with respect to stock of the Corporation; (c) a description of all agreements, arrangements or understandings between such Stockholder and (i) any other person or persons (including their names) in connection with the proposal of such business by such Stockholder or (ii) each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such Stockholder, as the case may be, and any material interest of such Stockholder in such business or nomination, as the case may be, including any anticipated benefit to the Stockholder therefrom; (d) a representation that such Stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting or to nominate the persons named in its notice, as the case may be; and (e) any other information relating to such

Stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies with respect to business brought at annual meeting of Stockholders or for election of directors, as the case may be, pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The chairperson of the 2010 Annual Meeting of Stockholders may refuse to acknowledge the introduction of any Stockholder proposal not made in compliance with the foregoing procedures.

Our Bylaws also sets forth the procedure for a Stockholder's nomination of Directors from the floor of the 2010 Annual Meeting of Stockholders. Section 9.01 provides that nominations of persons for election to the Board of Directors may be made at any annual meeting of Stockholders or at any special meeting of Stockholders called for the purpose of electing directors by any Stockholder who is a Stockholder at the time they provide the required notice (and such notice meets the requirements set forth below) and that they continue to be a Stockholder at the time of the meeting.

The written notice required with respect to any nomination (including the completed and signed questionnaire, representation and agreement discussed below must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation (a) with respect to an election to be held at an annual meeting of Stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the seventh day following the earlier of (i) the date on which notice of such meeting is first given to Stockholders and (ii) the date on which a public announcement of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period for the giving of a Stockholder's notice as described above.

Each such notice shall include: (1) the class and number of shares of the Company which are owned beneficially and of record by such Stockholder and such beneficial owner, if any, on whose behalf the nomination is made and each person whom the Stockholder proposes to nominate for election as a Director; (2) the name and address of each Stockholder of record who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated; (3) the consent of each nominee to serve as a director of the Company if so elected; (4) as to each person whom the Stockholder proposes to nominate for election as a director (i) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder; and (5) the information required under Section 2.16 of the Company's Bylaws. Further, a completed and signed questionnaire and representation and agreement (in the form provided by the Secretary upon written request by a stockholder of record) must also be provided. The person presiding at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The required representation and agreement provides that such person (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (c) in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

AES Code of Conduct and Corporate Governance Guidelines

The Code of Conduct and Corporate Governance Guidelines have been adopted by the Board. The Code of Conduct is intended to govern as a requirement of employment the actions of everyone who works at AES, including employees of AES's subsidiaries and affiliates. The Code of Conduct and the Corporate Governance Guidelines can be located in their entirety on the Company's web site (www.aes.com). Any person may obtain a copy of the Code of Conduct or the Corporate Governance Guidelines without charge by making a written request to: Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, VA 22203. If any amendments to or waivers from the Code of Conduct or the Corporate Governance Guidelines are made, we will disclose such amendments or waivers on our website.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company's review of reports filed under Section 16(a) of the Exchange Act and certain written representations (as allowed by Item 405(b)(2)(i) of Regulation S-K), the Company believes that no person subject to Section 16(a) of the Exchange Act with respect to AES failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the most recent fiscal year.

Electronic Delivery of Proxy Materials and Annual Report on Form 10-K

This Proxy Statement and the Company's 2008 Annual Report on Form 10-K are available for viewing and printing at www.edocumentview.com/aes. Instead of receiving paper copies in the mail of next year's Proxy Statement and Annual Report or a notice of availability of proxy materials, Stockholders can elect to receive an e-mail message that will provide a link to these documents on the website. By opting to access your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. AES Stockholders who have enrolled in the electronic proxy delivery service previously will receive their materials online this year. Registered Stockholders may enroll in the electronic proxy and annual report access service for future Annual Meetings by registering online at www.computershare.com/us/ecomms.

Charitable Contributions

Under NYSE 303A.02(b)(v), the Company is required to report as to whether or not any charitable contributions were made by the Company to any charitable organization for which an AES Director served as an Executive Officer of that organization in an amount greater than $1 million or 2% of such charitable organization's consolidated gross revenues for the years 2008, 2007 or 2006. The Company did not make any such charitable contributions in excess of those amounts.

 Communications with the Board or Its Committees

The Board offers several e-mail addresses, as set forth below, for Stockholders and interested parties to send communications through the Office of the Corporate Secretary of the Company to the non-management Directors and/or the following committees of the Board:

AES Board of Directors:
AESDirectors@aes.com

Compensation Committee
CompCommitteeChair@aes.com

Financial Audit Committee:
AuditCommitteeChair@aes.com

Nominating, Governance and Corporate Responsibility Committee:
NomGovCommitteeChair@aes.com

A member of the Corporate Secretary's Office will forward to the Directors all communications that, in his or her judgment, are appropriate for consideration by the Directors. Examples of communications that would not be considered as appropriate for consideration by the Directors include commercial solicitations, requests for employment and matters not relevant to the Stockholders, the functioning of the Board or the affairs of the Company.

Annual Report on Form 10-K

Any Stockholder who desires an additional copy of the Company's 2008 Annual Report on Form 10-K filed on or about February 26, 2009 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Stockholders may also obtain a copy by visiting the Company's web site at http://www.aes.com.

By Order of the Board of Directors,

Brian A. Miller
Executive Vice President, General Counsel and Secretary

DIRECTIONS TO ANNUAL MEETING (4300 WILSON BOULEVARD, ARLINGTON, VA 22203):

From Points North — I-270 SPUR S toward I-495 S/Northern Virginia; merge onto Capital Beltway/I-495 S; Merge onto VA-267 E via Exit 45B on the LEFT toward I-66 E/Washington; VA-267 E becomes I-66E; take the Fairfax Drive exit (Exit 71). Turn RIGHT onto Glebe Road; turn LEFT onto Wilson Boulevard. The AES offices are located in the building on RIGHT after turning onto Wilson Boulevard.

From Points South — I-95 N to I-395 N toward Washington; Merge onto S Glebe Road/VA-120 N via Exit 7B toward Marymount University; turn RIGHT onto Wilson Boulevard; End at the AES offices located at 4300 Wilson Boulevard.

From Points West — I-66 E toward Washington, DC; take Fairfax Drive exit (Exit 71); turn RIGHT onto Glebe Road; turn LEFT onto Wilson Boulevard. The AES offices are located in the building on RIGHT after turning onto Wilson Boulevard.

The AES Corporation
C/O COMPUTERSHARE TRUST COMPANY N.A.
P. O. BOX 8509
EDISON, NJ 08818-8509

Voter Control Number

Your vote is important. Please vote immediately.

OR

Vote-by-Internet		Vote-by-Telephone

1.	Log on to the Internet and go to	1.	Call toll-free
	http://www.envisionreport.com/aes		1-800-652-8683

2.	Enter your Voter Control Number listed	2.	Enter your Voter Control Number listed
	above and follow the easy steps outlined		above and follow the easy recorded
	on the secured website.		instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The Board of Directors recommends a vote FOR Company Proposals 1and 2.

					FOR	AGAINST	ABSTAIN
				PROPOSAL 2:	☐	☐	☐
PROPOSAL 1:				Ratification of Appointment
Election of				of Independent Auditors.
Directors.
(Please see reverse)

	FOR	WITHHELD
FOR ALL	☐	☐	WITHHELD
NOMINEES			FROM ALL
NOMINEES
Mark box at right if an address change or comment has been noted on the reverse side of this card.
☐
For all nominees except as written above

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date:

TELEPHONE AND INTERNET VOTING INSTRUCTIONS

You may use the telephone or the Internet, 24 hours a day, 7 days a week, to vote. However, to ensure that your vote will be counted, please cast your Internet or telephone vote before midnight on April 22, 2009. To access the telephone or Internet voting instruction system, you must use the control number printed in the shaded box on the reverse side.

1.             To vote over the telephone: Using a touch-tone telephone, call 1-800-652-8683.

2.             To vote over the Internet: Log on to the Internet and go to the web site http://www.envisionreports.com/aes.

Using the telephone or Internet voting instruction system has the same effect as giving voting instructions by marking, signing, dating and returning your paper Proxy Card. If you use the telephone or Internet voting instruction system, there is no need for you to mail back your Proxy.

DETACH HERE

PROXY

THE AES CORPORATION

Proxy Solicited on Behalf of the Board of Directors of
The AES Corporation for Annual Meeting April 23, 2009.

The Undersigned hereby appoints Philip Odeen or Paul Hanrahan, or either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of The AES Corporation (“AES”) to be held at 9:30 a.m. EDT on Thursday, April 23, 2009 at 4300 Wilson Boulevard, Arlington, VA 22203, or at any adjournment thereof, and to vote at such meeting the shares of Common Stock of AES the undersigned held of record on the books of AES on the record date for the meeting for the election for the Nominees listed below (Proposal 1) and the ratification of the appointment of Independent Auditor (Proposal 2) referred to on the reverse side of this card and described in the Proxy Statement.

Election of Directors, Nominees:

(01) Samuel W. Bodman, III, (02) Paul Hanrahan, (03) Kristina M. Johnson,

(04) Tarun Khanna, (05) John A. Koskinen, (06) Philip Lader, (07) Sandra O. Moose,

(08) John B. Morse, Jr., (09) Philip A. Odeen, (10) Charles O. Rossotti, and

(11) Sven Sandstrom

You are encouraged to specify your choices by marking the appropriate boxes on the REVERSE SIDE of this Proxy Card but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your share unless you sign and return this card, or vote by telephone or the Internet.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE OF THIS PROXY CARD AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?